EXHIBIT 10.2

                              FRESH AMERICA CORP

                                NOTE AGREEMENT

                            DATED AS OF MAY 4, 1998

           $20,000,000 12% SENIOR SUBORDINATED NOTES DUE MAY 1, 2003
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                               TABLE OF CONTENTS
                            (NOT PART OF AGREEMENT)
                                                                            PAGE

1.    PAYMENTS.............................................................  1
      1.1   Interest Payment...............................................  1
      1.2   Required Principal Payments....................................  1
      1.3   Optional Principal Payments....................................  1
      1.4   Special Principal Payments.....................................  3
      1.5   Offer to Pay Upon Change in Control............................  4
      1.6   Delivery of Notes in Payment of Warrant Purchase
            Price..........................................................  6
      1.7   Payments Among Noteholders.....................................  6
      1.8   Notation of Notes on Payment...................................  6
      1.9   No Other Payments of Principal; Acquisition of
            Notes..........................................................  7
      1.10  Manner of Payments.............................................  8

2.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES........................  8
      2.1   Registration of Notes..........................................  8
      2.2   Exchange of Notes..............................................  9
      2.3   Replacement of Notes...........................................  9
      2.4   Issuance Taxes................................................. 10

3.    GENERAL COVENANTS.................................................... 10
      3.1   Payment of Taxes and Claims.................................... 10
      3.2   Maintenance of Properties; Corporate Existence;
            etc............................................................ 10
      3.3   Payment of Notes and Maintenance of Office..................... 11
      3.4   Pension Plans.................................................. 11
      3.5   Private Offering............................................... 12

4.    NEGATIVE AND FINANCIAL COVENANTS..................................... 12
      4.1   Mergers and Consolidations..................................... 12
      4.2   Disposition of Assets, Restricted Subsidiary Stock............. 13
      4.3   Liens.......................................................... 16
      4.4   Net Worth...................................................... 20
      4.5   Fixed Charge Coverage.......................................... 20
      4.6   Total Debt..................................................... 20
      4.7   Senior Debt.................................................... 20
      4.8   Restricted Payments and Restricted Investments................. 21
      4.9   Seniority to Future Subordinated Debt.......................... 22
      4.10  Designation of Subsidiaries.................................... 22
      4.11  Line of Business............................................... 23
      4.12  Transactions with Affiliates................................... 23
      4.13  Subsidiary Guarantees.......................................... 24

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5.    REPORTING COVENANTS.................................................. 24
      5.1   Financial and Business Information............................. 24
      5.2   Officer's Certificates......................................... 27
      5.3   Accountants' Certificates...................................... 28
      5.4   Inspection..................................................... 28

6.    EVENTS OF DEFAULT.................................................... 28
      6.1   Events of Default.............................................. 28
      6.2   Default Remedies............................................... 31
      6.3   Annulment of Acceleration of Notes............................. 32

7.    SUBORDINATION........................................................ 33
      7.1   General........................................................ 33
      7.2   Insolvency..................................................... 33
      7.3   Proofs of Claim................................................ 33
      7.4   Acceleration of Senior Debt.................................... 34
      7.5   Payment Default in Respect of Senior Debt...................... 34
      7.6   Significant Nonpayment Default in Respect of
            Senior Debt.................................................... 34
      7.7   Standstill..................................................... 35
      7.8   Turnover of Payments........................................... 36
      7.9   Subordination Unaffected by Certain Events..................... 36
      7.10  Waiver and Consent............................................. 37
      7.11  Reinstatement of Subordination................................. 37
      7.12  Obligations Not Impaired....................................... 37
      7.13  Payment of Senior Debt; Subrogation............................ 38
      7.14  Reliance of Holders of Senior Debt............................. 38
      7.15  Identity of Holders of Senior Debt............................. 38
      7.16  Amendments to Senior Credit Facility........................... 38

8.    INTERPRETATION OF THIS AGREEMENT..................................... 39
      8.1   Terms Defined.................................................. 39
      8.2   Accounting Principles.......................................... 65
      8.3   Directly or Indirectly......................................... 66
      8.4   Section Headings and Table of Contents and
            Construction................................................... 66
      8.5   Governing Law.................................................. 66
      8.6   General Interest Provisions.................................... 66

9.    MISCELLANEOUS........................................................ 68
      9.1   Communications................................................. 68
      9.2   Reproduction of Documents...................................... 68
      9.3   Survival; Entire Agreement..................................... 69
      9.4   Successors and Assigns......................................... 69

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      9.5   Amendment and Waiver........................................... 69
      9.6   Expenses....................................................... 71
      9.7   Waiver of Jury Trial; Consent to Jurisdiction;
            Etc............................................................ 71
      9.8   Execution in Counterpart....................................... 72

Annex 1     --     Addresses of Purchasers; Payment Information
Annex 2     --     Address of Company
Annex 3     --     Senior Credit Agreement Definitions
Attachment A      --     Form of Note

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                                NOTE AGREEMENT

      NOTE AGREEMENT, dated as of May 4, 1998, among FRESH AMERICA CORP., a Texas corporation (together with its successors and assigns, the "COMPANY"), and JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY and SIGNATURE 1A (CAYMAN), LTD. (together with their respective successors and assigns, the "PURCHASERS").

                                   RECITALS

      WHEREAS, pursuant to the Securities Purchase Agreement, the Purchasers have agreed to purchase from the Company, and the Company has agreed to sell to the Purchasers, Twenty Million Dollars ($20,000,000) in aggregate principal amount of the Notes; and

      WHEREAS, the Company and the Purchasers wish to enter into this Agreement to govern the terms of the Notes;

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties to this Agreement hereby agree as follows:

1.    PAYMENTS

      1.1   INTEREST PAYMENT.

      Interest on the Notes shall be computed and paid in the manner and on the dates provided in the Notes.

      1.2   REQUIRED PRINCIPAL PAYMENTS.

      The Company shall pay, and there shall become due and payable, Six Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars ($6,666,666) in principal amount of the Notes on each of May 1, 2001 and May 1, 2002, in each case, at one hundred percent (100%) of the principal amount paid, together with interest accrued thereon to the date of payment. The entire principal of the Notes remaining outstanding on May 1, 2003, together with interest accrued thereon, shall become due and payable on such date. The payments required to be made on May 1, 2001 and May 1, 2002, and the payment required to be made at maturity on May 1, 2003, are each hereinafter referred to as a "REQUIRED PRINCIPAL PAYMENT."

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      1.3   OPTIONAL PRINCIPAL PAYMENTS.

            (A) OPTIONAL PRINCIPAL PAYMENTS WITH PREPAYMENT COMPENSATION AMOUNT. The Company may pay the principal amount of the Notes in whole or in part, on any date in a minimum aggregate amount of Five Hundred Thousand Dollars ($500,000), or in any higher integral multiples of One Hundred Thousand Dollars ($100,000) (or, if the aggregate outstanding principal amount of the Notes is less than Five Hundred Thousand Dollars ($500,000) at such time, then such principal amount), together with:

                  (i) an amount equal to the Prepayment Compensation Amount due at such time in respect of the principal amount of the Notes being so paid; and

                  (ii) interest on such principal amount then being paid accrued to the payment date.

            (B) NOTICE OF OPTIONAL PAYMENT. The Company will give notice of any optional payment of the Notes pursuant to this Section 0 to each holder of Notes not less than thirty (30) days nor more than sixty (60) days before the specified payment date, stating:

                  (i)   the specified payment date;

                  (ii) that such payment is to be made pursuant to this Section 0;

                  (iii)       the principal amount of each Note to be
            paid on such date;

                  (iv) the interest to be paid on each such Note, accrued to the specified payment date;

                  (v) the amounts and the due dates of the then remaining
            Required Principal Payments determined after giving effect to such payment; and

                  (vi) if such payment is made on or prior to May 1, 2001, the calculation (with details) of an estimated Standard Prepayment Compensation Amount, if any (calculated as if the date of such notice was the date of payment), due in connection with such payment; and, if such payment is made after May 1, 2001, the Modified Prepayment Compensation Amount in connection with such payment.

      Notice of payment having been so given, the aggregate principal amount of the Notes to be paid stated in such notice, together with the Prepayment Compensation Amount determined as of the specified payment date, if any, and interest thereon accrued to the specified payment date, shall become due and payable on the specified payment date. If such payment is due on or prior to May 1, 2001, then, two (2) Business Days prior to the making of such payment, the Company shall deliver to each holder of Notes by facsimile transmission (confirmed by nationwide overnight courier) a certificate of a Senior Financial Officer specifying the details of the calculation of the

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      Standard Prepayment Compensation Amount as of the specified payment date, and including a copy of the source of interest rate information used in the calculation thereof.

            (C) EFFECT OF PARTIAL PAYMENTS ON REQUIRED Payments. Each partial payment of the principal of the Notes made pursuant to this Section 0 shall be applied against and reduce the then-remaining Required Principal Payments in the inverse order of the due dates of such payments.
      1.4   SPECIAL PRINCIPAL PAYMENTS.

            (A) PRINCIPAL PAYMENTS WITH SPECIAL PREPAYMENT COMPENSATION AMOUNT. On any Special Prepayment Date, if any, but in any event on or before May 1, 1999, the Company may pay all, but not less than all, the principal amount of the Notes, together with:

                  (i) an amount equal to the Special Prepayment Compensation
            Amount due at such time in respect of the entire principal amount of the Notes; and

                  (ii) interest on the principal amount of the Notes accrued to the Special Prepayment Date.

            (B) NOTICE OF SPECIAL PREPAYMENT. The Company will give notice of any optional payment of the Notes pursuant to this Section 0 to each holder of Notes not less than thirty (30) days nor more than sixty (60) days before the scheduled Special Prepayment Date, stating:

                  (i)   the scheduled Special Prepayment Date;

                  (ii) that such payment is to be made pursuant to this Section 0;

                  (iii) the principal amount of each Note to be paid on such Special Prepayment Date;

                  (iv) the interest to be paid on each such Note, accrued to the
            Special Prepayment Date;

                  (v) the calculation (with details) of an estimated Special
            Prepayment Compensation Amount, if any (calculated as if the date of such notice was the date of payment), due in connection with such payment.

      Notice of payment having been so given, the aggregate principal amount of the Notes to be paid stated in such notice, together with the Special Prepayment Compensation Amount, if any, determined as of the Special Prepayment Date, and interest thereon accrued to the Special Prepayment Date, shall become due and payable on such date; PROVIDED, HOWEVER, that the Company may not consummate such prepayment if such Special Prepayment Event does not occur. Two (2) Business Days prior to the making of such payment, the Company shall deliver to each holder of Notes by facsimile transmission (confirmed by nationwide overnight courier) a certificate of a Senior Financial Officer specifying the details of the calculation of the Special Prepayment Compensation Amount as of the Special Payment Date, and including a copy of the source of

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      interest rate information used in the calculation thereof.

            (C) DEFERRAL OF PREPAYMENT. In the event that such Special Prepayment Event does not occur on the Special Prepayment Date in respect thereof, such purchase shall be deferred until and shall be made on the date on which such Special Prepayment Event occurs or, if the Company determines that efforts to effect such Special Prepayment Event have ceased or have been abandoned, then the Company's right to prepayment the Notes under this Section 0 shall terminate. The Company shall keep each holder of Notes reasonably and timely informed of:

                  (i)   any such deferral of the Special Prepayment
            Date;

                  (ii)  the date on which such Special Prepayment
            Event is expected to occur; and

                  (iii) any determination by the Company that efforts to effect such Special Prepayment Event have ceased or been abandoned.

      1.5   OFFER TO PAY UPON CHANGE IN CONTROL.

            (A) NOTICE OF CHANGE IN CONTROL NOTICE EVENT. In the event of the obtaining of knowledge of a Change in Control Notice Event by any Senior Officer (including, without limitation, via the receipt of notice of a Change in Control Notice Event from any holder of Notes), the Company will, within five (5) Business Days after the occurrence of such event, give notice of such Change in Control Notice Event to each holder of Notes. Each such notice shall:

                  (i) be dated the date of the sending of such notice;

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                  (ii)  be executed by a Senior Officer;

                  (iii)       refer to this Section 0; and

                  (iv) specify, in reasonable detail, the nature and date of the
            Change in Control Notice Event.

            (B) OFFER IN RESPECT OF A CHANGE IN CONTROL. In the event of a Change in Control, the Company will, within five (5) Business Days after the occurrence of such event (or, in the case of any Change in Control the consummation or finalization of which would involve any action of the Company, at least twenty (20) days prior to such Change in Control), give notice of such Change in Control to each holder of Notes. Such notice shall contain an irrevocable separate offer to each holder of Notes to pay all, but not less than all, of the principal of, and interest and Prepayment Compensation Amount, if any, on the Notes held by such holder on a date (the "CHANGE IN CONTROL PAYMENT DATE") specified in such notice that is not less than twenty (20) days and not more than thirty (30) days after the date of such notice. Each such notice shall:

                  (i) be dated the date of the sending of such notice;

                  (ii)  be executed by a Senior Officer;

                  (iii)       specify, in reasonable detail, the
            nature and date of the Change in Control;

                  (iv)  specify the Change in Control Payment Date;

                  (v) specify the principal amount of each Note outstanding;

                  (vi) specify the interest that would be due on each Note
            offered to be paid, accrued to the Change in Control Payment Date;
            and

                  (vii) if the Change in Control Payment Date is on or prior to
            May 1, 2001, the calculation (with details) of an estimated Standard Prepayment Compensation Amount, if any (calculated as if the date of such notice was the date of payment), due in connection with such payment; and, if such Change in Control Payment Date is after May 1, 2001, the Modified Prepayment Compensation Amount in connection with such payment.

            (C) ACCEPTANCE, REJECTION. Each holder of Notes shall have the option to accept or reject such offered payment. In order to reject such offered payment, a holder of Notes shall cause a notice of such rejection to be delivered to the Company at least five (5) days prior to the Change in Control Payment Date. A failure to reject in writing such written offer of payment as provided in this Section 0, or a written acceptance of such offered prepayment, shall be deemed to constitute an acceptance of such offer.

            (D) DEFERRAL OF OBLIGATION TO PURCHASE. The obligation of the Company to purchase Notes pursuant to the offers required by Section 0 and accepted or deemed accepted in accordance with Section 0 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur prior to the Change in Control Payment Date in respect thereof, such purchase shall be deferred until and shall be made on the date on which such Change in Control occurs or, if the Company determines that efforts to effect such Change in Control have ceased or have been abandoned, then such offer, acceptances and obligation to purchase shall be deemed to have been rescinded. The Company shall keep each holder of Notes reasonably and timely informed of:

                  (i)   any such deferral of the date of purchase;

                  (ii) the date on which such Change in Control and the purchase are expected to occur; and

                  (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned.

            (E) PAYMENT. The offered payment shall be made at one hundred percent (100%) of the principal amount of the Notes to be prepaid, together with interest and Prepayment

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      Compensation Amount, if any, on such Notes, accrued to and determined as of the Change in Control Payment Date. In the event that such Change of Control Payment Date is on or prior to May 1, 2001, two (2) Business Days prior to the making of such payment, the Company shall deliver to each holder of Notes by facsimile transmission a certificate of a Senior Financial Officer specifying:

                  (i) the details of the calculation of the Standard Prepayment
            Compensation Amount as of the specified payment date, and including a copy of the source of interest rate information used in such calculation; and

                  (ii) the amounts and the due dates of the then remaining
            Required Principal Payments determined after giving effect to such payment.

            (F) EFFECT OF PARTIAL REPURCHASES ON REQUIRED Payment. At the time of the making of any partial repurchase of Notes pursuant to this Section 0, an amount equal to the principal amount of the Notes so repurchased shall be applied against and reduce each of the then remaining Required Principal Payments by a percentage equal to the quotient of:

                  (i) the aggregate principal amount of the Notes so paid; DIVIDED BY

                  (ii) the aggregate principal amount of the Notes outstanding immediately prior to such payment.

      1.6   DELIVERY OF NOTES IN PAYMENT OF WARRANT PURCHASE PRICE.

      The Warrant Agreement provides that a holder of Warrants may tender Notes in partial or complete payment of the purchase price for the shares of Common Stock issued upon exercise of the Warrants. Promptly following the receipt of any Note so tendered, the Company shall promptly cancel and retire such surrendered Note (and no such Note shall be reissued), and shall issue to the holder thereof a new Note in the principal amount of such tendered Note remaining after deduction of the principal amount thereof applied to payment of the purchase price for the shares of Common Stock. For purposes of Rule 144 under the Securities Act, 17 C.F.R. ss.230.144, the Company and you agree that a tender of Notes in payment of the exercise price in respect of the Warrants shall not be deemed a prepayment of the Notes, but rather a conversion of such Notes, pursuant to the terms of the Warrant Agreement and the Warrants, into Common Stock.

      1.7   PAYMENTS AMONG NOTEHOLDERS.

      If at the time any payment of the principal of the Notes made pursuant to
Section 0, Section 0 or Section 0 is due there is more than one Note outstanding, the aggregate principal amount of each such required or optional partial payment of the Notes shall be allocated among the Notes at the time outstanding pro rata in proportion to the respective unpaid principal amounts of all such outstanding Notes.

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      1.8   NOTATION OF NOTES ON PAYMENT.

      Upon any partial payment of a Note, the holder of such Note may (but shall not be required to), at its option:

            (a) surrender such Note to the Company pursuant to Section 0 in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note;

            (b) make such Note available to the Company for notation thereon of the portion of the principal so paid; or

            (c) mark such Note with a notation thereon of the portion of the principal so paid.

In case the entire principal amount of any Note is paid, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of the paid principal amount of any Note.

      1.9   NO OTHER PAYMENTS OF PRINCIPAL; ACQUISITION OF NOTES.

      Except for payments of principal made in accordance with this Section 0, the Company may not make any payment of principal in respect of the Notes. The Company will not, and will not permit any Subsidiary or any Affiliate to, directly or indirectly, acquire or make any offer to acquire any Notes unless:

            (a) the Company or such Subsidiary or Affiliate shall have offered in writing to acquire Notes, PRO RATA, from all holders of the Notes upon the same terms and at the same price, which price shall be clearly disclosed;

            (b) such offer will remain open for at least ten (10) Business Days from the date the offer is received by each holder of Notes;

            (c) the Company will provide each holder of Notes with a calculation of the estimated Prepayment Compensation Amount that would be due if the Company were to pay, in accordance with Section 1.3, the amount of Notes in respect of which such offer is being made; and

            (d) the Company will promptly provide each holder of Notes with such other information regarding such offer (including, without limitation, if requested, a list of all holders of Notes indicating the amount of the holdings of each and whether such holder shall have accepted or rejected such offer, as of the most recent practicable time) as such holder shall reasonably request.

In the event that the Company acquires any Notes, such Notes will thereafter be cancelled and no Notes will be issued in substitution therefor. The aggregate principal amount of Notes so repurchased by the Company shall be applied against and reduce each of the then remaining Required Principal Payments by a percentage equal to the quotient of:

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                  (i) the aggregate principal amount of the Notes so paid;
            DIVIDED BY

                  (ii) the aggregate principal amount of the Notes outstanding immediately prior to such payment.

      1.10  MANNER OF PAYMENTS.

            (A) MANNER OF PAYMENT. The Company shall pay all amounts payable with respect to each Note (without any presentment of such Notes and without any notation of such payment being made thereon) by crediting, by federal funds bank wire transfer, the account of the holder thereof in any bank in the United States of America as may be designated in writing by such holder, or in such other manner as may be reasonably directed or to such other address in the United States of America as may be reasonably designated in writing by such holder. Annex 1 shall be deemed to constitute notice, direction or designation (as appropriate) by the Purchaser to the Company with respect to payments to be made to the Purchaser as aforesaid. In the absence of such written direction, all amounts payable with respect to each Note shall be paid by check mailed and addressed to the registered holder of such Note at the address shown in the register maintained by the Company pursuant to Section 0.

            (B) PAYMENTS DUE ON HOLIDAYS. If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; PROVIDED that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall be deemed to have been originally due on such first following Business Day, such interest shall accrue and be payable to (but not including) the actual date of payment, and the amount of the next succeeding interest payment shall be adjusted accordingly.

            (C) PAYMENTS, WHEN RECEIVED. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available at such holder's bank prior to the close of business of such bank, PROVIDED that interest for one day at the non-default interest rate of the Notes shall be due on the amount of any such payment that actually becomes available to such holder at such holder's bank after 12:00 noon (local time of such bank).

2.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

      2.1   REGISTRATION OF NOTES.

      The Company will keep at its office, maintained pursuant to Section 3.3, a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, each transfer thereof made in accordance with
Section 0 and the name and address of each transferee of one or more Notes shall be registered in such register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary, other than in accordance with Section 0.

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      2.2   EXCHANGE OF NOTES.

            (A) EXCHANGE OF NOTES. Upon surrender of any Note at the office of the Company maintained pursuant to Section 0, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing, the Company will execute and deliver, at the Company's expense (except as provided in Section 0), a new Note or Notes in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be registered in the name of such Person as such holder may request and shall be substantially in the form of Attachment A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Each such new Note shall carry the same rights to unpaid interest and interest to accrue that were carried by the Note so exchanged or transferred. Notes shall not be transferred in denominations of less than Five Hundred Thousand Dollars ($500,000), PROVIDED that a holder of Notes may transfer its entire holding of Notes regardless of the principal amount of such holder's Notes.

            (B) COSTS. The Company will pay the cost of delivering to or from such holder's home office or custodian bank from or to the Company, the surrendered Note and any Note issued in substitution or replacement for the surrendered Note. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

      2.3   REPLACEMENT OF NOTES.

      Upon receipt by the Company from the registered holder of a Note of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an institutional investor, notice from such institutional investor of such loss, theft, destruction or mutilation), and:

            (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company; PROVIDED, HOWEVER, that if the holder of such Note is a Purchaser, an institutional investor or a nominee either, the unsecured agreement of indemnity of such Purchaser or institutional investor (but not of any nominee therefor) shall be deemed to be satisfactory; or

            (b) in the case of mutilation, upon surrender and cancellation thereof;

the Company at its own expense will execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

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      2.4   ISSUANCE TAXES.

      The Company will pay all taxes (if any) due (but not, in any event, income taxes) in connection with and as the result of the initial issuance and sale of the Notes and in connection with any modification, waiver or amendment of this Agreement or the Notes and shall save each holder of Notes harmless without limitation as to time against any and all liabilities with respect to all such taxes.

3.    GENERAL COVENANTS

      The Company covenants that on and after the Closing Date and so long as any of the Notes shall be outstanding:

      3.1   PAYMENT OF TAXES AND CLAIMS.

      The Company will, and will cause each Restricted Subsidiary to, pay before they become delinquent:

            (a) all taxes, assessments and governmental charges or levies imposed upon it or its Property; and

            (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, landlords, growers or suppliers of agricultural products and other like Persons that, if unpaid, might result in the creation of a statutory, regulatory or common law Lien (other than a Lien expressly permitted pursuant to Section 0) upon its Property;

PROVIDED, that items of the foregoing description need not be paid so long as such items are being actively contested in good faith and by appropriate proceedings and reasonable book reserves in accordance with GAAP have been established and maintained with respect thereto.

      3.2   MAINTENANCE OF PROPERTIES; CORPORATE EXISTENCE; ETC.

      The Company shall, and will cause each Restricted Subsidiary to:

            (A) PROPERTY -- maintain its Property in good condition, ordinary wear and tear and obsolescence excepted, and make all necessary renewals, replacements, additions, betterments and improvements thereto; PROVIDED, HOWEVER, that this Section 0 shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation or the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and such discontinuance could not reasonably be expected to have a Material Adverse Effect;

            (B) INSURANCE -- maintain, with financially sound and reputable insurers, insurance with respect to its Property and business against such casualties and contingencies, of such types and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated;

            (C) FINANCIAL RECORDS -- keep proper books of record and account, in which full and correct entries shall be made of all dealings and transactions of or in relation to the Properties and business thereof, and which will permit the production of financial statements in accordance with GAAP;

            (D) CORPORATE EXISTENCE AND RIGHTS -- do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, corporate rights (charter and statutory) and corporate franchises, except as permitted by Section 0; and

            (E) COMPLIANCE WITH LAW -- comply with all laws, ordinances and governmental rules and regulations to which it is subject (including, without limitation, any environmental protection law) and obtain all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its Properties and the conduct of its business except for such violations and failures to obtain that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      3.3   PAYMENT OF NOTES AND MAINTENANCE OF OFFICE.

      The Company will punctually pay, or cause to be paid, the principal of and interest (and Prepayment Compensation Amount, if any) on, the Notes, as and when the same shall become due according to the terms hereof and of the Notes, and will maintain an office at the address of the Company provided in Annex 2 where notices, presentations and demands in respect hereof or the Notes may be made upon it. Such office will be maintained at such address until such time as the Company notifies the holders of the Notes of any change of location of such office, which will in any event be located within the United States of America.

      3.4   PENSION PLANS.

            (A) COMPLIANCE. The Company will, and will cause each ERISA Affiliate to, at all times with respect to each Pension Plan, comply with all applicable provisions of ERISA and the IRC, except for such failures to comply that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (B) PROHIBITED ACTIONS. The Company will not, and will not permit any ERISA Affiliate to:

                  (i) engage in any "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the IRC) or "reportable event" (as such term is defined in section 4043 of ERISA) that could result in the imposition of a tax or penalty;

                  (ii) incur with respect to any Plan any "accumulated funding deficiency" (as such term is defined in section 302 of ERISA), whether or not waived;

                  (iii) terminate any Plan in a manner that could result in the imposition of a

            Lien on the Property of the Company or any Restricted Subsidiary pursuant to section 4068 of ERISA or the creation of any liability under section 4062 of ERISA;

                  (iv)  fail to make any payment required by section
            515 of ERISA;

                  (v) incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan or any liability as a result of the termination of any Multiemployer Plan; or

                  (vi) incur any liability or suffer the existence of any Lien on the Property of the Company or any ERISA Affiliate, in either case pursuant to Title I or Title IV of ERISA or pursuant to the penalty or excise tax or security provisions of the IRC;

      if the aggregate amount of the taxes, penalties, funding deficiencies, interest, amounts secured by Liens, and other liabilities in respect of any of the foregoing at any time could reasonably be expected to have a Material Adverse Effect.

            (C) FOREIGN PENSION PLANS. The Company will, and will cause each Restricted Subsidiary to, at all times, comply in all material respects with all laws, regulations and orders applicable to the establishment, operation, administration and maintenance of all Foreign Pension Plans, and pay when due all premiums, contributions and any other amounts required by applicable Foreign Pension Plan documents or applicable laws, except where the failure to comply with such laws, regulations and orders, and to make such payments, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

      3.5   PRIVATE OFFERING.

      The Company will not, and will not permit any Person acting on its behalf to, offer the Notes or any part thereof or any similar securities for issue or sale to, or solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Notes within the provisions of section 5 of the Securities Act.


4.    NEGATIVE AND FINANCIAL COVENANTS

      4.1   MERGERS AND CONSOLIDATIONS.

      The Company will not, nor will it permit any Restricted Subsidiary to, merge with or into or consolidate with any other Person, permit any other Person to merge or consolidate with or into it or sell all or substantially all of its Property to any other Person; PROVIDED, HOWEVER, that the foregoing restriction does not apply to the merger or consolidation of the Company with or into another corporation or sale of all or substantially all of the Property of the Company to any other Person if:

            (a) the corporation that results from such merger or consolidation or to which all or substantially all of the Property of the Company is sold (the "SURVIVING Corporation") is organized under the laws of, and conducts substantially all of its business and has substantially all of its Properties within, the United States of America or any jurisdiction or jurisdictions thereof;

            (b) the Surviving Corporation (if not the Company) expressly assumes the due and punctual payment of the principal of and Prepayment Compensation Amount, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants in the Notes, this Agreement and each other Financing Document to be performed or observed by the Company, pursuant to such assumption agreements and instruments in such forms as shall be approved by the Required Holders, and the Company causes to be delivered to each holder of Notes an opinion, satisfactory in form and substance to the Required Holders, of independent counsel to the effect that such agreements and instruments are enforceable in accordance with their terms; and

            (c) immediately prior to, and immediately after the consummation of the transaction, and after giving effect thereto:

                  (i) no Default or Event of Default exists or would exist; and

                  (ii) the Surviving Corporation would be permitted by the
            provisions of Section 0 to incur at least One Dollar ($1.00) of additional Adjusted Debt, and of Section 0 to incur at least One Dollar ($1.00) of additional Senior Debt, assuming that the financial ratios set forth in Section 0 and Section 0 were recalculated on a Pro Forma Adjusted Basis as of the last day of the fiscal quarter of the Surviving Corporation then most recently ended.

Notwithstanding the foregoing, a Restricted Subsidiary may merge with or into, or consolidate with, or Transfer all or substantially all of its Property to:

            (A) the Company so long as the Company is the Surviving Corporation;

            (B) a Wholly-Owned Restricted Subsidiary, so long as such Wholly-Owned Restricted Subsidiary is the Surviving Corporation; and

            (C) any Person other than the Company or a Restricted Subsidiary so long as such Transfer complies in all respects with Section 0.

      4.2   DISPOSITION OF ASSETS, RESTRICTED SUBSIDIARY STOCK.

            (A) DISPOSITION OF ASSETS. The Company will not, and will not permit any Restricted Subsidiary to Transfer any Property except:

                  (i) Transfers of inventory and of other Property no longer necessary for the operation of, and that are individually and in the aggregate immaterial to, the business of the Company and the Restricted Subsidiaries, in each case in the ordinary course of business of the Company or such Restricted Subsidiary;

                  (ii) Transfers from the Company to a Wholly-Owned Restricted Subsidiary;

                  (iii) Transfers from a Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary;

                  (iv) Transfers for Acceptable Consideration arising solely out of Sale-Leaseback Transactions, so long as:

                        (A) the Property is both Transferred and concurrently or
                  thereafter leased by the Company or a Restricted Subsidiary as lessee, in each case within one hundred eighty (180) days after the construction of such Property or the initial acquisition thereof by the Company or a Restricted Subsidiary;

                        (B) within one hundred eighty (180) days after the
                  Transfer involved in such Sale-Leaseback Transaction, the proceeds of such Transfer, net of reasonable and ordinary transaction costs, expenses and income tax on any gain related to such Transfer incurred and actually paid in connection with such Transfer, are applied by the Company or such Restricted Subsidiary to:

                              (I)   purchase Tangible Property ; or

                              (II) pay, on or prior to its scheduled maturity,
                        an amount of Debt of the Company or any Restricted Subsidiary (other than Debt owing to an Affiliate or Debt subordinate to the Subordinated Notes); and

                        (C) immediately before and after the consummation of the
                  Transfer, and after giving effect thereto, no Default or Event of Default would exist;

                  (v) any other Transfer at any time of any Property (other than in connection with Sale-Leaseback Transactions) to a Person for an Acceptable Consideration if:

                        (A) the SUM of:

                              (I) the book value of such Property at the time of
                        Transfer; PLUS

                              (II) the aggregate book value of all other
                        Property Transferred (other than in Excluded Transfers) after the Fiscal Year End Date immediately preceding the date of such Transfer;

                  would be less than fifteen percent (15%) of Consolidated Total Assets measured as of the Fiscal Year End Date immediately preceding the date of such Transfer;

                        (B) the SUM of:

                             (I) the book value of such Property at the time of
                        Transfer; PLUS

                              (II) the aggregate book value of all other
                        Property Transferred (other than in Excluded Transfers) since the Closing Date;

                  would be less than forty percent (40%) of Consolidated Total Assets measured as of the most recent Fiscal Year End Date; and

                        (C) immediately before and after the consummation of the
                  Transfer, and after giving effect thereto, no Default or Event of Default would exist;

            and

                  (vi) any other Transfer of Property (other than in a
            Sale-Leaseback Transaction), but solely to the extent that, within one hundred eighty (180) days after such Transfer, the proceeds of such Transfer, net of reasonable and ordinary transaction costs, expenses and income tax on any gain related to such Transfer incurred and actually paid in connection with such Transfer, are applied by the Company or such Restricted Subsidiary to:

                        (A)   purchase Tangible Property; or

                        (B) pay, on or prior to its scheduled maturity, an
                  amount of Debt of the Company or any Restricted Subsidiary (other than Debt owing to an Affiliate or Debt subordinate to the Subordinated Notes).

            (B) DISPOSITION OF RESTRICTED SUBSIDIARY STOCK. The Company will not, and will not permit any Restricted Subsidiary to, sell or otherwise dispose of any shares of the stock or Rights of a Restricted Subsidiary (such stock and Rights herein called "RESTRICTED SUBSIDIARY STOCK"), nor will any Restricted Subsidiary issue, sell or otherwise dispose of any shares of, or Rights to purchase shares of, its own Restricted Subsidiary Stock; PROVIDED, HOWEVER, that the foregoing restrictions do not apply to:

                  (i) Transfers by the Company or a Restricted Subsidiary of
            shares of Restricted Subsidiary Stock to the Company or a Wholly-Owned Restricted Subsidiary;

                  (ii) the issuance by a Restricted Subsidiary of shares of its own Restricted Subsidiary Stock to the Company or a Wholly-Owned Restricted Subsidiary;

                  (iii) the issuance by a Restricted Subsidiary of shares of its own Restricted Subsidiary Stock to directors, Management or Affiliates; PROVIDED, however, that at no time shall the total number of shares of such Restricted Subsidiary Stock issued to or held by Management and Affiliates as a group (including shares underlying Rights) exceed twenty-five percent (25%) of the total number of shares of such Restricted Subsidiary Stock outstanding following any such issuance; and

                  (iv) the Transfer of all of the Restricted Subsidiary Stock of
            a Restricted Subsidiary owned by the Company and its other Restricted Subsidiaries if:

                        (A) such Transfer satisfies the requirements of Section
                  0 or Section 0 or both;

                        (B) in connection with such Transfer, the entire
                  Investment (whether represented by stock, Debt, claims or otherwise) of the Company and its other Restricted Subsidiaries in such Restricted Subsidiary is Transferred to a Person other than the Company or a Restricted Subsidiary not being simultaneously disposed of; and

                        (C) the Restricted Subsidiary being disposed of has no
                  continuing Investment in any other Restricted Subsidiary not being simultaneously disposed of or in the Company.

            For purposes of determining the book value of assets constituting Restricted Subsidiary Stock being Transferred as provided in clause
      (b)(iv) above, such book value shall be deemed to be the aggregate book value of the net assets of the Restricted Subsidiary that shall have issued such
      Restricted Subsidiary Stock.

            (C)   RESTRICTED SUBSIDIARY MERGERS AND
      Consolidations. A merger or consolidation of a Restricted Subsidiary in which a Person other than the Company or a Wholly-Owned Restricted Subsidiary shall be the Surviving Corporation shall be deemed to be a disposition of the Restricted Subsidiary Stock of such Restricted Subsidiary and shall be subject to Section 0.

      4.3   LIENS.

            (A) NEGATIVE PLEDGE. The Company will not, and will not permit any Restricted Subsidiary to, cause or permit, or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of their Property, whether now owned or hereafter acquired, at any time to be subject to a Lien except:

                  (I)   CLOSING DATE LIENS --

                        (A) Liens in existence on the Closing Date and described
                  in PART 2.2(C) OF ANNEX 3;

                  (II)  ORDINARY COURSE BUSINESS LIENS --

                        (A) PERFORMANCE BONDS -- Liens incurred or deposits made
                  in the ordinary course of business to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety and performance bonds

                  (of a type other than set forth in Section 0) and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;

                        (B) REAL ESTATE -- Liens in the nature of reservations,
                  exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property; PROVIDED, HOWEVER, that such exceptions and encumbrances do not in the aggregate materially detract from the value of said Properties or materially interfere with the use of such Properties in the ordinary conduct of the business of the Company and the Subsidiaries;

                        (C)   TAXES, WORKERS' COMPENSATION, ETC. --

                              (I) Liens securing taxes, assessments or
                        governmental charges which are either not yet due or payable or which are being actively contested in good faith and by appropriate proceedings, or

                              (II) pledges or deposits securing obligations
                        under worker's compensation, unemployment compensation laws or similar legislation to secure public or statutory obligations of the Company or any Restricted Subsidiary; or

                              (III) levies or the claims or demands of
                        materialmen, mechanics, carriers, warehousemen, vendors, landlords and other like Persons;

                  PROVIDED, HOWEVER, that the payment thereof is not required by
                  Section 0 and that adequate reserves have been made against such claims; and

                        (D) PACA -- any Lien (including any Lien arising out of
                  any constructive trust) arising under PACA which is asserted, perfected or imposed by any growers or suppliers to the Company or any Restricted Subsidiary of agricultural products, so long as no creditors of the Company or any of the Restricted Subsidiaries have asserted their rights under PACA that, in the aggregate, exceed Five Hundred Thousand Dollars ($500,000);


                  (III) JUDICIAL LIENS -- Liens arising from judicial
            attachments and judgments, securing appeal bonds or supersedeas bonds, and arising in connection with court proceedings (including, without limitation, surety bonds and letters of credit or any other instrument serving a similar purpose); PROVIDED, HOWEVER, that the execution or other enforcement of such Liens is effectively stayed, that the claims secured thereby are being actively contested in good faith and by appropriate proceedings, that adequate reserves have been made against such claims and that the aggregate amount so secured will not at any time exceed Five Million Dollars ($5,000,000);

                  (IV) INTERGROUP LIENS -- Liens on Property of a Restricted
            Subsidiary; PROVIDED, HOWEVER, that such Liens secure only obligations owing to the Company;

                  (V) PURCHASE MONEY LIENS -- any Lien on Property acquired or owned by the Company or any Restricted Subsidiary or leased by the Company or any Restricted Subsidiary as lessee under any Capital Lease which secures Debt (including Debt in respect of a Capital Lease) incurred to pay all or a portion of the related purchase price or costs of construction, extension or improvement of such Property, so long as:

                        (A) that such purchase price or costs of construction,
                  extension or improvement shall not exceed the Fair Market Value of such Property, extension or improvement, as the case may be, determined at the time of the creation of such Lien;

                        (B) such Lien is created contemporaneously with, or
                  within one hundred eighty (180) days of, such acquisition, construction, extension or improvement;

                        (C) such Lien encumbers only Property so purchased,
                  acquired, constructed, extended or improved after the Closing Date;

                        (D) such Lien is not, after the creation thereof,
                  extended to any other Property; and

                        (E) immediately prior to the incurrence of, and after
                  giving effect to the incurrence of, all Debt secured by the Liens referred to in such clauses, no Default or Event of Default exists or would exist;

                  (VI) ACQUISITION LIENS -- any Lien (including, without
            limitation, any Lien arising out of a Capital Lease) existing on Property at the time of acquisition thereof by the Company or any Restricted Subsidiary (whether or not the Debt secured thereby is assumed by the Company or any Restricted Subsidiary), or existing on the Property of, the Debt of or the Capital Stock of any Person (other than an Unrestricted Subsidiary) at the time such Person became a Restricted Subsidiary (whether by means of the acquisition of all or substantially all of the Property of such Person, of the Capital Stock thereof or otherwise) or merges or consolidates with the Company or any Restricted Subsidiary, so long as:

                        (A) the aggregate principal amount of Debt secured
                  thereby does not exceed the acquisition cost of such Property, the consideration paid for the acquisition of such Person or the consideration paid in connection with such merger or consolidation, as the case may be, as determined at the date of the acquisition, merger or consolidation;

                        (B) such Lien shall not extend to or cover any Property
                  other than the Property subject to such Lien at the time of any such acquisition; and

                        (C) immediately after, and after giving effect to, such
                  acquisition, merger or consolidation, and the assumption of all such Liens no Default or Event of Default exists or would exist; and

                  (VII) OTHER LIENS -- Liens securing Debt of the Company or any
            Restricted Subsidiary and not otherwise permitted by clauses (i) through (vi), inclusive, of this Section 0(a) so long as, immediately prior to, and immediately after giving effect to the incurrence of such Debt:

                        (A)   no Default or Event of Default exists
                  or would exist; and

                        (B) it would be permitted by the provisions of Section 0
                  to incur at least One Dollar ($1.00) of additional Adjusted Debt, and, to the extent that such Liens secure Senior Debt, of Section 0 to incur at least One Dollar ($1.00) of additional Senior Debt, assuming that the financial ratios set forth in Section 0 and Section 0 were recalculated on a Pro Forma Basis as of the last day of the fiscal quarter of the Company then most recently ended.

            (B) EQUAL AND RATABLE LIEN; EQUITABLE LIEN. In case any Property shall be subjected to a Lien in violation of Section 0, the Company will forthwith make or cause to be made, to the fullest extent permitted by applicable law, provision whereby the Notes will be secured equally and ratably as to such Property with all other obligations secured thereby pursuant to such agreements and instruments as shall be approved by the Required Holders, and the Company will promptly cause to be delivered to each holder of a Note an opinion of independent counsel satisfactory to the Required Holders to the effect that such agreements and instruments are enforceable in accordance with their terms, and in any event the Notes shall have the benefit, to the full extent that, and with such priority as, the holders of Notes may be entitled under applicable law, of an equitable Lien on such Property (and any proceeds thereof) securing the Notes. Such violation of Section 0 will constitute an Event of Default hereunder, whether or not any such provision is made or any equitable Lien is created pursuant to this Section 0.

            (C) CONSTRUCTION. Nothing in this Section 0 shall be construed to permit the incurrence or existence of any Debt not otherwise permitted by this Agreement. Nothing in this Agreement that permits the incurrence or existence of any Debt shall be construed to permit the incurrence or existence of a Lien securing such Debt unless such Lien is permitted by
      Section 0.

      4.4   NET WORTH.

      The Company will not at any time permit Consolidated Net Worth to be less than an amount equal to the sum of:

            (a)   Nineteen Million Five Hundred Thousand Dollars
      ($19,500,000); PLUS

            (b) for each fiscal quarter of the Company ending after January 2, 1998, an amount equal to the greater of:

                  (i)   Zero Dollars ($0); and

                  (ii) fifty percent (50%) of Consolidated Net Company Income determined in respect of such fiscal quarter.

      4.5   FIXED CHARGE COVERAGE.

      The Company will not at any time permit the Pro Forma Combined Fixed Charge Coverage Ratio for a period consisting of any four (4) out of the five
(5) then most recently ended full consecutive fiscal quarters of the Company, measured as at the end of the most recently ended fiscal quarter of the Company, to be less than 1.5 to 1.0.

      4.6   TOTAL DEBT.

      The Company will not at any time permit the ratio of Consolidated Adjusted Debt at such time to Pro Forma Combined EBITDA, as determined in respect of the then most recently ended period of four (4) full consecutive fiscal quarters of the Company, to exceed:

            (a) 4.5 to 1.0 at any time from the Closing Date through and including January 7, 2000; or

            (b)   4.0 to 1.0 at any time following January 7, 2000.

      4.7   SENIOR DEBT.

      The Company will not at any time permit the ratio of Consolidated Senior Debt at such time to Pro Forma Combined EBITDA, as determined in respect of the then most recently ended period of four (4) full consecutive fiscal quarters of the Company, to exceed:

            (a) 3.5 to 1.0 at any time from the Closing Date through and including January 7, 2000; or

            (b)   3.0 to 1.0 at any time following January 7, 2000.

      4.8   RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS.

            (A) LIMIT ON RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS. The Company will not, nor will it permit any Restricted Subsidiary to, at any time, declare or make or incur any liability to declare or make any Restricted Payment or make or authorize, or permit any Restricted Subsidiary to make or authorize, any Restricted Investment unless, immediately after and after giving effect to the proposed Restricted Payment or Restricted Investment:

                  (i)   the sum of

                        (A) the aggregate amount of Restricted Investments
                  (valued in each case at acquisition cost) made during the period commencing on the Closing Date and ending on the date of, and after giving effect to, such proposed Restricted Payment or Restricted Investment; PLUS

                        (B) the aggregate amount of Restricted Payments made
                  during the period commencing on the Closing Date and ending on the date of, and after giving effect to, such proposed Restricted Payment or Restricted Investment;

            would not exceed an amount equal to the sum of:

                              (I)   Five Million Dollars ($5,000,000); PLUS

                              (II) fifty percent (50%) of Consolidated Net
                        Company Income in respect of the period beginning on January 2, 1998 and ending on the last day of the fiscal quarter of the Company then most recently ended (or MINUS one hundred percent (100%) of Consolidated Net Company Income for such period if Consolidated Net Company Income for such period is a loss); PLUS

                              (III) the aggregate amount of net cash proceeds
                        received by the Company from the sale of any Specified Stock made after the Closing Date; PLUS

                              (IV) the aggregate amount of net cash proceeds
                        received after the Closing Date by the Company or any Subsidiary from the sale or liquidation, or as a result of the final maturity, of any Restricted Investment made after the Closing Date; PLUS

                              (V) the aggregate principal amount of any Debt
                        (including the Notes) cancelled in exchange for or converted into any Specified Stock after the Closing Date; and

                  (ii) no Default or an Event of Default would exist.

            (B) OTHER MATTERS. For the purpose of making computations under
      Section 0, Restricted Investments made solely by issuance of Specified Stock of the Company shall in each case be excluded. Any Person that becomes a Restricted Subsidiary after the Closing Date shall be deemed to have made, at the time it becomes a Restricted Subsidiary, all Restricted Investments of such Person existing immediately after it becomes a Restricted Subsidiary.

      4.9   SENIORITY TO FUTURE SUBORDINATED DEBT.

      The Company shall not incur, create, assume or Guaranty any Debt which is subordinated in right of payment to any other Debt of the Company unless such Debt is also subordinated in right of payment, on the same terms, to the obligations of the Company in respect of the Notes and this Agreement. The Company shall not incur, create, assume or Guaranty any Debt owing to any Subsidiary or any Affiliate unless such Debt is subordinated in right of payment, on terms acceptable to the Required Holders, to the obligations of the Company in respect of the Notes and this Agreement.

      4.10  DESIGNATION OF SUBSIDIARIES.

            (A) RIGHT OF DESIGNATION. Subject to the following sentence, each of the Subsidiaries listed on Annex 3 shall be a Restricted Subsidiary so long as it shall continue to satisfy the requirements of the definition of Restricted Subsidiary. Subject to the satisfaction of the requirements of
      Section 0, the Company shall have the right to designate as a Restricted Subsidiary any Subsidiary which, following such designation, would meet the definition of a "Restricted Subsidiary," and to designate any Restricted Subsidiary as an Unrestricted Subsidiary, by delivering to each holder of Notes a writing, signed by a Senior Officer, so designating such Subsidiary. Any Subsidiary not designated as a Restricted Subsidiary shall be deemed to be an Unrestricted Subsidiary.

            (B)   DESIGNATION CRITERIA.

                  (i) No Subsidiary shall at any time after the Closing Date be designated as a Restricted Subsidiary unless:

                        (A) such Subsidiary at such time meets all of the
                  requirements of being a Restricted Subsidiary as set forth in the definition thereof (other than clause (a) of such definition);

                        (B) immediately before and after, and after giving
                  effect to such designation, no Default or Event of Default exists or would exist; and

                        (C) such Subsidiary shall not previously have been
                  designated as a Restricted Subsidiary on more than one (1) other occasion.

                  (ii) No Restricted Subsidiary shall at any time after the
            Closing Date be designated as an Unrestricted Subsidiary unless:

                        (A) immediately after, and after giving effect to such
                  designation, no Default or Event of Default exists or would exist; and

                        (B) immediately prior to such designation, such
                  Restricted Subsidiary being so designated does not own, directly or indirectly, any Capital Stock of any Restricted Subsidiary not being simultaneously designated as an Unrestricted Subsidiary.

            (C) CONSEQUENCE OF DESIGNATION. By designating a Subsidiary as an Unrestricted Subsidiary, the Company shall be deemed to have made an Investment in such Subsidiary in an amount equal to the Fair Market Value of its Investment in such Subsidiary on the date of such designation.

            (D) EFFECTIVENESS. Any designation under this Section 0 that satisfies all of the conditions set forth in this Section 0 shall become effective, for purposes of this Agreement, on the day that notice thereof shall have been delivered by the Company to each holder of Notes in accordance with Section 0.

      4.11  LINE OF BUSINESS.

      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and the Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and the Restricted Subsidiaries, taken as a whole, are engaged on the Closing Date as described in the Offering Memorandum.

      4.12  TRANSACTIONS WITH AFFILIATES.

      The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate, except for:

            (a) relocation loans (including, without limitation, short-term bridge financing in connection with the purchase of a principal residence) to any executive or employee of the Company or any Restricted Subsidiary not exceeding at any time Five Hundred Thousand Dollars ($500,000);

            (b) other loans, advances and other extensions of credit to any executive, officer, director or stockholder (or any relative of any of the foregoing) not exceeding at any time the sum of:

                  (i) Three Hundred Thousand Dollars ($300,000) in the aggregate at any time outstanding; PLUS

                  (ii) one percent (1%) of Consolidated Net Company Income in respect of the period beginning on the first day of the fiscal quarter of the Company commencing after the First Closing Date and ending on the last day of the fiscal quarter of the Company then most recently ended (or MINUS one percent (1%) of Consolidated Net Company Income for such period if Consolidated Net Company Income for such period is a loss); and

            (c) transactions in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

      4.13  SUBSIDIARY GUARANTEES.

      The Company will not at any time permit any Subsidiary to incur, create, assume, Guaranty or otherwise become liable in respect of any Debt in respect of any Senior Credit Facility (whether as primary obligor, guarantor, surety or otherwise) after the Closing Date unless such Subsidiary, upon or prior to such incurrence, creation, assumption, Guaranty or otherwise becoming liable in respect of any such Debt, shall enter into an unconditional subordinated Guaranty (the "SUBSIDIARY GUARANTEE") in favor of the holders of the Notes in substantially the form of Exhibit 4.5(c) to the Securities Purchase Agreement. The Company will cause each Subsidiary which entered into a Subsidiary Guarantee on the Closing Date, and each Subsidiary subsequently entering into a Subsidiary Guarantee pursuant to this Section 0, to maintain such Subsidiary Guarantee for so long as such Subsidiary remains liable in respect of any such Debt.

5.    REPORTING COVENANTS

      5.1   FINANCIAL AND BUSINESS INFORMATION.

      The Company shall deliver to each holder of Notes:

            (A) QUARTERLY FINANCIAL STATEMENTS -- as soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), and in any event within fifty (50) days thereafter:

                  (i) a consolidated balance sheet as at the end of such quarter; and

                  (ii) consolidated statements of income, changes in
            shareholders' equity and cash flows for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter;

      for the Company and the Restricted Subsidiaries, setting forth in each case, in comparative form, the financial statements for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified as complete and correct by a Senior Financial Officer, and accompanied by the certificate required by Section 0; PROVIDED, that delivery of copies of the Company's Quarterly Report on Form 10-Q filed with the SEC within the time period specified above shall be deemed to satisfy the requirements of this Section 0 so long as such Quarterly Report contains or is accompanied by the information specified in this Section 0;

            (B) ANNUAL FINANCIAL STATEMENTS -- as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter:

                  (i) a consolidated balance sheet as at the end of such year; and

                  (ii) consolidated statements of income, changes in
            shareholders' equity and cash flows for such year;

      for the Company and the Restricted Subsidiaries, setting forth, in comparative form, the financial statement for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:

                  (A) an audit report thereon of independent certified public accountants of recognized national standing, which report shall state without qualification (including, without limitation, qualifications related to the scope of the audit, the compliance of the audit with generally accepted auditing standards, or the ability of the Company or a material subsidiary thereof to continue as a going concern), that such financial statements have been prepared and are in conformity with GAAP; and

                  (B)   the certificates required by Section 0 and
            Section 0;

      PROVIDED, that delivery of the Company's Annual Report on Form 10-K for such fiscal year filed with the SEC within the time period specified above shall be deemed to satisfy the requirements of this Section 0 so long as such Annual Report contains or is accompanied by the reports and other information otherwise specified in this Section 0;

            (C) SEC AND OTHER REPORTS -- promptly upon their becoming available, and in any event within fifteen (15) days thereafter:

                  (i) each financial statement, report, notice or proxy
            statement sent by the Company to stockholders generally;

                  (ii) each regular or periodic report (including, without
            limitation, each Form 10-K, Form 10-Q and Form 8-K), any registration statement which shall have become effective, and each final prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the SEC; and

                  (iii) all press releases and other statements made available by the Company or any Restricted Subsidiary to the public concerning material developments in the business of the Company or the Restricted Subsidiaries;

            (D) NOTICE OF DEFAULT OR EVENT OF DEFAULT -- within two (2) Business Days of becoming aware:

                  (i) of the existence of any condition or event which constitutes a Default or an Event of Default; or

                  (ii) that the holder of any Note, any lender or creditor in respect of a Senior Credit Facility or any holder of any other Debt in a principal amount of Two Hundred Fifty Thousand Dollars ($250,000) or more, shall have given notice or taken any other action with respect to a claimed Default, Event of Default or default or event of default;

      a notice specifying the nature of the claimed Default, Event of Default or default or event of default and the notice given or action taken (if any) by such holder and what action the Company is taking or proposes to take with respect thereto;

            (E)   ERISA --

                  (i) within two (2) Business Days of becoming aware of the
            occurrence of any "reportable event" (as such term is defined in section 4043 of ERISA) for which notice thereof has not been waived pursuant to regulations of the DOL or "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the
            IRC) in connection with any Plan or any trust created thereunder, a notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service, the DOL or the PBGC with respect thereto; and

                  (ii) prompt notice of and, where applicable, a description of:

                        (A) any notice from the PBGC in respect of the
                  commencement of any proceedings pursuant to section 4042 of ERISA to terminate any Plan or for the appointment of a trustee to administer any Plan, and any distress termination notice delivered to the PBGC under section 4041 of ERISA in respect of any Plan, and any determination of the PBGC in respect thereof;

                        (B) the placement of any Multiemployer Plan in
                  reorganization status under Title IV of ERISA, any Multiemployer Plan becoming "insolvent" (as such term is defined in section 4245 of ERISA) under Title IV of ERISA, or the whole or partial withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan and the withdrawal liability incurred in connection therewith; or

                        (C) the occurrence of any event, transaction or
                  condition that could result in the incurrence of any liability of the Company or any ERISA Affiliate or the imposition of a Lien on the Property of the Company or any ERISA Affiliate, in either case pursuant to Title I or Title IV of ERISA or pursuant to the penalty or excise tax or security provisions of the IRC;

      PROVIDED, HOWEVER, that the Company shall not be required to deliver any such notice at any time when the aggregate amount of the actual or potential liability of the Company and the Restricted Subsidiaries in respect of all such events at such time could not reasonably be expected to have a Material Adverse Effect;

            (F) AUDITOR'S REPORTS -- each report or, upon the request of any holder of Notes, any management letter submitted to the Company or any Restricted Subsidiary by independent accountants in connection with any annual, interim or special audit made of the books of the Company or any Subsidiary;

            (G) ACTIONS, PROCEEDINGS -- promptly after the commencement of any action or proceeding relating to the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, is reasonably likely to have a Material Adverse Effect, a notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

            (H) OTHER CREDITORS -- promptly upon the reasonable request of any holder of Notes, copies of any statement, report or certificate furnished to any holder of Debt to the extent that the information contained in such statement, report or certificate has not already been delivered to each holder of Notes;

            (I) RULE 144A -- promptly upon the request of any holder of Notes, information required to permit the holder to comply with 17 C.F.R. ss.230.144A, as amended from time to time, in connection with a transfer of any Note; and

            (J) REQUESTED INFORMATION -- with reasonable promptness, such other data and information as from time to time may be reasonably requested by any holder of Notes.

      5.2   OFFICER'S CERTIFICATES.

      Each set of financial statements delivered to each holder of Notes pursuant to Section 0 or Section 0 shall be accompanied by a certificate of a Senior Financial Officer, setting forth:

            (A) COVENANT COMPLIANCE -- the financial information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 0 (in each case where such Section imposes numerical financial requirements) as of the end of the period covered by the financial statements then being furnished (including with respect to such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence); and

            (B) EVENT OF DEFAULT -- a statement that the signer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision or authority, a review of the transactions and conditions of the Company and the Subsidiaries from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

      5.3   ACCOUNTANTS' CERTIFICATES.

      Each set of annual financial statements delivered pursuant to Section 0 shall be accompanied by a certificate of the accountants who were engaged to audit such financial statements, stating that they have reviewed Section 0(A),
Section 0(B) and Section 0 through Section 0, inclusive, and the corresponding definitions of financial terms used therein and defined in Section 0, and stating further, whether, in making their audit, such accountants have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if such accountants are aware that any such condition or event then exists, specifying the nature and period of existence thereof.

      5.4   INSPECTION.

      The Company will permit the representatives of each holder of Notes to visit and inspect any of the Properties of the Company or any of the Restricted Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss the finances and affairs of the Company and the Restricted Subsidiaries) all at such reasonable times, upon such reasonable notice and as often as may be reasonably requested. At all times during which there exists a Default or Event of Default, expenses incurred by the holders of the Notes in connection with this Section 0 shall be paid in accordance with Section 0 and otherwise such expenses will be borne by such holder.


6.    EVENTS OF DEFAULT

      6.1   EVENTS OF DEFAULT.

      An "EVENT OF DEFAULT" exists at any time if any of the following both occurs and is continuing thereafter for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

            (A)   PAYMENTS ON NOTES --

                  (I) PRINCIPAL OR PREPAYMENT COMPENSATION AMOUNT PAYMENTS --
            the Company fails to make any payment of principal or Prepayment Compensation Amount on any Note on or before the date such payment is due; or

                  (II) INTEREST PAYMENTS -- the Company fails to make any
            payment of interest on any Note on or before five (5) Business Days after the date such payment is due;

            (B)   OTHER DEFAULTS --

                  (I) NEGATIVE AND FINANCIAL COVENANT DEFAULTS -- the Company or
            any Restricted Subsidiary fails to comply with any provision of
            Section 0; or

                  (II) OTHER DEFAULTS -- the Company or any Restricted
            Subsidiary fails to comply with any other provision hereof, and such failure continues for more than thirty (30) days after such failure shall first become known to any Senior Officer;

            (C) WARRANTIES OR REPRESENTATIONS -- any warranty, representation or other statement by or on behalf of the Company contained in the Securities Purchase Agreement or any other Financing Document, in any written amendment, supplement, modification or waiver with respect to any Financing Document or in any instrument furnished in compliance herewith or in reference hereto, shall have been false or misleading in any material respect when made;

            (D)   ACCELERATION OF DEBT --

                  (i) the Company or any Restricted Subsidiary fails to make, when due, at maturity or otherwise, any payment or payments in an amount aggregating in excess of Two Million Dollars ($2,000,000) in respect of any Debt; or

                  (ii) any event shall occur or any condition shall exist in respect of Debt, or under any agreement securing or relating to such
            Debt:

                        (A) as a result of which the maturity of such Debt, or a
                  portion thereof, is accelerated; or

                        (B) that requires the Company or any Restricted
                  Subsidiary to repurchase such Debt from the holders thereof;

            PROVIDED that the aggregate amount of all obligations in respect of all such Debt exceeds at such time Two Million Dollars ($2,000,000);

            (E)   INSOLVENCY --

                  (I)   INVOLUNTARY BANKRUPTCY PROCEEDINGS --

                        (A) a receiver, liquidator, custodian or trustee of the
                  Company or any Restricted Subsidiary, or of all or any substantial part of the Property of either, is appointed by court order and such order remains in effect for more than sixty (60) days; or an order for relief is entered with respect to the Company or any Restricted Subsidiary, or the Company or any Restricted Subsidiary is adjudicated a bankrupt or insolvent;

                        (B) all or any substantial part of the Property of the
                  Company or any Restricted Subsidiary is sequestered by court order and such order remains in effect for more than sixty
                  (60) days; or

                        (C) a petition is filed against the Company or any
                  Restricted Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within sixty (60) days after such filing;

                  (II) VOLUNTARY PETITIONS -- the Company or any Restricted
            Subsidiary files a voluntary petition in bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

                  (III) ASSIGNMENTS FOR BENEFIT OF CREDITORS, ETC. -- the
            Company or a Restricted Subsidiary makes an assignment for the benefit of its creditors, or admits in writing its inability, or fails, to pay its debts generally as they become due, or consents to the appointment of a receiver, liquidator or trustee of the Company or a Restricted Subsidiary or of all or a substantial part of its Property;

            (F) UNDISCHARGED FINAL JUDGMENTS -- a final, non-appealable judgment or final, non-appealable judgments for the payment of money aggregating more than Two Million Dollars ($2,000,000) in excess of all applicable insurance coverage which has not been contested by the relevant insurer or insurers is or are outstanding against one or more of the Company and the Restricted Subsidiaries and any one of such judgments shall have been outstanding for more than sixty (60) days from the date of its entry and shall not have been discharged in full or stayed; or

            (G) SUBSIDIARY GUARANTY -- any Subsidiary Guaranty shall cease to be in full force and effect or shall be declared by a court or other Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against any Subsidiary Guarantor; the validity or enforceability of any Subsidiary Guaranty against any Subsidiary Guarantor shall be contested by such Subsidiary Guarantor, the Company or any Affiliate; or any Subsidiary Guarantor, the Company or any Affiliate shall deny that such Subsidiary Guarantor has any further liability or obligation under any Subsidiary Guaranty.


      6.2   DEFAULT REMEDIES.

            (A)   ACCELERATION OF MATURITY OF NOTES.

                  (I)   ACCELERATION ON EVENT OF DEFAULT.

                        (A) AUTOMATIC. If any Event of Default specified in
                  Section 0 shall exist, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and, to the extent permitted by law, the Prepayment Compensation Amount at such time with respect to the principal amount of such Notes, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

                        (B) BY ACTION OF HOLDERS. Subject to Section 0, if any
                  Event of Default shall exist, the Required Holders may exercise any right, power or Remedy permitted to such holder or holders by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal of, and all interest accrued on, all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of, and interest accrued on, the Notes and, to the extent permitted by law, the Prepayment Compensation Amount at such time with respect to such principal amount of such Notes.

                  (II) ACCELERATION ON PAYMENT DEFAULT. Subject to Section 0,
            during the existence of an Event of Default described in Section 0, and irrespective of whether the Notes then outstanding shall have become due and payable pursuant to Section 0, any holder of Notes who or which shall have not consented to any waiver with respect to such Event of Default may, at his or its option, by notice in writing to the Company, declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to such holder the entire principal of and interest accrued on such Notes and, to the extent permitted by law, the Prepayment Compensation Amount at such time with respect to such principal amount of such Notes.

            (B) VALUABLE RIGHTS. The Company acknowledges, and the parties hereto agree, that the right of each holder to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) is a valuable right and that the provision for payment of a Prepayment Compensation Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

            (C) OTHER REMEDIES. During the existence of an Event of Default and irrespective of whether the Notes then outstanding shall become due and payable pursuant to Section 0, and irrespective of whether any holder of Notes then outstanding shall otherwise have pursued or be pursuing any other rights or Remedies, subject to Section 0, any holder of Notes may proceed to protect and enforce its rights hereunder and under such Notes by exercising such Remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained herein or in aid of the exercise of any power granted herein; PROVIDED, HOWEVER, that the maturity of such holder's Notes may be accelerated only in accordance with Section 0.

            (D) NONWAIVER; REMEDIES CUMULATIVE. No course of dealing on the part of any holder of Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and Remedies. All rights and Remedies of each holder of Notes hereunder and under applicable law are cumulative to, and not exclusive of, any other rights or Remedies any such holder of Notes would otherwise have.

            (E) SUBORDINATION. The rights of the holders of the Notes to receive payments in respect of this Agreement and the Notes, and to exercise any Remedies, solely as between the holders of the Notes and the holders of the Senior Debt, shall be subject in all respects to the provisions of
      Section 7; PROVIDED, HOWEVER, that all such rights shall remain unconditional and absolute as between the holders of the Notes and the Company.

      6.3   ANNULMENT OF ACCELERATION OF NOTES.

      If a declaration is made pursuant to Section 0, then and in every such case, the holders of sixty-six and two-thirds percent (66_%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Restricted Subsidiary or any Affiliate) may, by written instrument filed with the Company, rescind and annul such declaration, and the consequences thereof; PROVIDED, however, that at the time such declaration is annulled and rescinded:

            (a) no judgment or decree shall have been entered for the payment of any moneys due on or pursuant hereto or the Notes;

            (b) all arrears of interest upon all of the Notes and all of the other sums payable hereunder and under the Notes (except any principal of, or interest or Prepayment Compensation Amount on, the Notes which shall have become due and payable by reason of such declaration under Section 0) shall have been duly paid; and

            (c) each and every other Default and Event of Default shall have been waived pursuant to Section 0 or otherwise made good or cured;

and PROVIDED FURTHER that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

7.    SUBORDINATION

      7.1   GENERAL.

      The Subordinated Debt is subordinate and junior in right of payment to all Senior Debt to the extent provided in this Section 0.

      7.2   INSOLVENCY.

      In the event of:

            (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its Property;

            (b) any proceeding for the liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

            (c) any assignment by the Company for the benefit of creditors; or

            (d) any other marshalling of the assets of the Company;

all Senior Debt shall first be paid in full, in cash or cash equivalents, before any payment or distribution, whether in cash, Securities or other Property, shall be made to any holder of any Subordinated Debt on account of any Subordinated Debt. Any payment or distribution, whether in cash, Securities or other Property (other than Securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinated, at least to the extent provided in this Section 0 with respect to Subordinated Debt, to the payment of all Senior Debt at the time outstanding and to any Securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for this Section 0) be payable or deliverable in respect of Subordinated Debt shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt shall have been paid in full, in cash or cash equivalents.

      7.3   PROOFS OF CLAIM.

      If any holder of Subordinated Debt does not file a proper claim or proof of debt therefor prior to ten (10) days before the expiration of the time to file such claim or proof, then the Senior Agent is hereby authorized and empowered (but not obligated) as the agent and attorney-in-fact for such holder for the specific and limited purpose set forth in this paragraph, to file such claim or proof for or on behalf of such holder; PROVIDED, HOWEVER, that the Senior Agent shall have, prior to taking any such action, given fifteen (15) days prior written notice (which notice may be given up to sixty (60) days prior to the expiration of the time to file such claim) to such holder of Subordinated Debt that they intend to file such claim or proof of debt. In no event may the Senior Agent or any holder of the Senior Debt vote any claim on behalf of any holder of the Subordinated Debt, and such agency and appointment of attorney-in-fact shall not extend to any such right to vote any such claim.

      7.4 ACCELERATION OF SENIOR DEBT. In the event that the holders of any Senior Debt, or any trustee or agent acting on behalf of any such holders, accelerate the maturity of such Senior Debt or demand that the Company repurchase the same, then, and in each such case, no direct or indirect payment (in cash, Property or Securities or by set-off or otherwise) shall be made or agreed to be made on account of any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase, prepayment or other acquisition or payment of any Subordinated Debt until such time as such Senior Debt has been paid in full in cash or cash equivalents. The Company shall give prompt written notice to each holder of Subordinated Debt of its knowledge of the acceleration of the maturity of any Senior Debt.

      7.5   PAYMENT DEFAULT IN RESPECT OF SENIOR DEBT.

      If:

            (a) the Company shall default in the payment of any principal of or premium, if any, or interest on any Senior Debt (a "SENIOR PAYMENT DEFAULT") when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or otherwise; and

            (b) the Company receives from the Senior Agent written notice (a "PAYMENT DEFAULT NOTICE") of the happening of such Senior Payment Default stating that such notice is a payment blockage notice pursuant to this
      Section 0;

then no direct or indirect payment (in cash, Property or Securities or by set-off or otherwise) shall be made or agreed to be made on account of any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase, prepayment or other acquisition or payment of any Subordinated Debt unless and until such Senior Payment Default shall have been cured or waived or otherwise shall have ceased to exist.

      The Company shall give prompt written notice to each holder of Subordinated Debt of its receipt of any Payment Default Notice under this
Section 0.

      7.6   SIGNIFICANT NONPAYMENT DEFAULT IN RESPECT OF SENIOR
            DEBT.

      If:

            (a) any Significant Nonpayment Default shall have occurred; and

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            (b) the Company receives from the Senior Agent written notice (a
      "NONPAYMENT DEFAULT NOTICE") of the happening of such Significant Nonpayment Default, stating that such notice is a payment blockage notice pursuant to Section 0 of this Agreement;

then no direct or indirect payment (in cash, property or Securities or by set-off or otherwise) shall be made or agreed to be made for or on account of any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, repurchase, prepayment, purchase or other acquisition or payment of any Subordinated Debt, for a period (each, a "PAYMENT BLOCKAGE PERIOD") commencing on the date the Nonpayment Default Notice is delivered to the Company and ending on the Payment Blockage Period Termination Date; PROVIDED, HOWEVER, that:

                  (i) only one such Payment Blockage Period may arise in any period of three hundred sixty (360) consecutive days;

                  (ii) no more than three (3) Payment Blockage Periods may be instituted pursuant to this Section 0; and

                  (iii) no Payment Blockage Period may be imposed as a result of any Significant Nonpayment Default which served as the basis for or was continuing during a previous Payment Blockage Period.

      All payments in respect of Subordinated Debt postponed during any Payment Blockage Period shall be immediately due and payable upon the termination thereof (together with such additional interest as is provided for herein and in the Notes for late payment of principal, Prepayment Compensation Amount and interest).

      The Company shall give prompt written notice to each holder of Subordinated Debt of its receipt of any Nonpayment Default Notice under this
Section 0.

      7.7   STANDSTILL.

      Notwithstanding anything contained in this Agreement or any other Financing Document to the contrary, for so long as any amount is outstanding under a Senior Credit Facility, no holder of any Subordinated Debt may exercise any Remedies in respect thereof (and no acceleration or purported acceleration pursuant to Section 0 or Section 0 shall become effective) during any period (a "STANDSTILL PERIOD") commencing on the first date the holders of the Subordinated Debt, but for the provisions of this Section 0, would have been entitled to accelerate the maturity of the Subordinated Debt pursuant to Section 0 or Section 0 and ending upon the earliest of:

            (a)   the date which is:

                  (i) if any Event of Default described in Section 0 has
            occurred and is continuing, ninety (90) days; and

                  (ii) if no Event of Default described in Section 0 has
            occurred or is continuing, one hundred twenty (120) days;

      in each case, after the commencement of such Standstill
      Period;

            (b) the date that any holder of any Senior Debt commences the exercise of any Remedies in respect of such Debt; and

            (c) the first date upon which any of the Events of Default described in Section 0 shall have occurred and be continuing beyond any period of grace specified therein; and, in such event, the automatic acceleration of the Notes contemplated in respect of such Event of Default pursuant to
      Section 0 shall occur immediately upon the termination of the Standstill Period.

      7.8   TURNOVER OF PAYMENTS.

      If:

            (a) any payment or distribution shall be paid to or collected or received by any holders of Subordinated Debt in contravention of any of the terms of this Section 0; and

            (b) the Senior Agent shall have notified the holders of Subordinated Debt of the facts by reason of which such payment or collection or receipt so contravenes this Section 0 or constituted a Significant Nonpayment Default;

then such holders of Subordinated Debt will deliver such payment or distribution, to the extent necessary to pay all such Senior Debt in full, in cash or cash equivalents, to the Senior Agent, on behalf of the holders of the Senior Debt, and, until so delivered, the same shall be held in trust by such holders of Subordinated Debt as the property of the holders of such Senior Debt. If any amount is delivered to the Senior Agent pursuant to this Section 0, whether or not such amounts have been applied to the payment of Senior Debt, and the outstanding Senior Debt shall thereafter be paid in full, in cash or cash equivalents, by the Company or otherwise other than pursuant to this Section 0, the holders of Senior Debt shall return to such holders of Subordinated Debt an amount equal to the amount delivered to such holders of Senior Debt pursuant to this Section 0, so long as after the return of such amounts the Senior Debt shall remain paid in full, in cash or cash equivalents.

      7.9   SUBORDINATION UNAFFECTED BY CERTAIN EVENTS.

      The rights set forth in this Section 0 of the holders of the Senior Debt as against each holder of Subordinated Debt shall remain in full force and effect without regard to, and shall not be impaired by:

            (a) any act or failure to act on the part of the Company;

            (b) any change in the manner, place or terms of payment of, or any extension or indulgence in respect of, any payment or prepayment of the Senior Debt or any part thereof or in respect of any other amount payable to any holder of Senior Debt;

            (c) any amendment, modification, restatement, renewal, refinancing or waiver of, or addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Senior Debt or any other agreement relating to any Senior Debt, other than such as would cause all or any portion of such Debt to fail to meet the definition of "Senior Debt;"

            (d) any sale, exchange, release or other dealing with any Property which is the subject of any Lien securing any Senior Debt, or any failure or delay in the perfection of any such Lien;

            (e) any release of any Person liable in any manner (including, without limitation, by virtue of any Guaranty) for the payment or collection of the Senior Debt;

            (f) any exercise or non-exercise by any holder of Senior Debt of any right, power, privilege or remedy under or in respect of any Senior Debt or Subordinated Debt or any waiver of any such right, power, privilege or remedy or any default in respect of any Senior Debt or the Subordinated Debt, any dealing with or action against any collateral security therefor or any receipt by any holder of Senior Debt of any security, or any failure by any holder of Senior Debt to perfect a security interest in, or any release by any such holder of Senior Debt of, any security for the payment of any Senior Debt;

            (g) any merger or consolidation of the Company or any of its Subsidiaries into or with any of its Subsidiaries or into or with any Person, or any Transfer of any or all of the Property of the Company or any of its Subsidiaries to any other Person; or

            (h) the absence of any notice to, or knowledge of, any holder of Subordinated Debt of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (a) through (g).

      7.10  WAIVER AND CONSENT.

      Each holder of Subordinated Debt waives any and all notices of the acceptance of the provisions of this Section 0 or of the creation, renewal, extension or accrual, now or at any time in the future, of any Senior Debt.

      7.11  REINSTATEMENT OF SUBORDINATION.

      The obligations of each holder of Subordinated Debt under the provisions set forth in this Section 0 shall continue to be effective, or be reinstated, as the case may be, as to any payment in respect of any Senior Debt that is rescinded or must otherwise be returned by the holder of such Senior Debt upon the occurrence or as a result of any bankruptcy or judicial proceeding, all as though such payment had not been made.

      7.12  OBLIGATIONS NOT IMPAIRED.

      Nothing contained in this Section 0 shall impair, as between the Company and any holder of Subordinated Debt, the obligation of the Company to pay to such holder the principal thereof and Prepayment Compensation Amount, if any, and interest thereon as and when the same shall become due and payable in accordance with the terms thereof and to comply with each and every provision of the Notes and this Agreement or prevent any holder of any Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable law or under this Agreement, all subject to the rights of the holders of the Senior Debt to receive cash, Securities or other Property otherwise payable or deliverable to the holders of Subordinated Debt.
      7.13  PAYMENT OF SENIOR DEBT; SUBROGATION.

      Upon the payment in full of all Senior Debt, the holders of Subordinated Debt shall be subrogated to all rights of any holder of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the Subordinated Debt shall have been paid in full, and such payments or distributions received by the holders of Subordinated Debt by reason of such subrogation, of cash, Securities or other Property which otherwise would be paid or distributed to the holders of Senior Debt, shall, as between the Company and its creditors other than the holders of Senior Debt, on the one hand, and the holders of Subordinated Debt, on the other hand, be deemed to be a payment by the Company on account of Senior Debt and not on account of Subordinated Debt.

      7.14  RELIANCE OF HOLDERS OF SENIOR DEBT.

      Each holder of Subordinated Debt by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the creation of Subordinated Debt, to acquire and hold, or to continue to hold, such Senior Debt, and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt. Each such holder of Senior Debt is intended to be, and is, a third party beneficiary of this Section 0. Each holder of Subordinated Debt acknowledges and agrees that the provisions set forth in this Section 0 shall be enforceable against such Persons by the holders of the Senior Debt. Notwithstanding anything contained in this Agreement or any other Financing Document to the contrary, none of the provisions of this Section 0 (including, without limitation, this Section 0) may, directly or indirectly, be amended, modified, supplemented or waived without the prior written consent of the Senior Agent, on behalf of the holders of the Senior Debt.

      7.15  IDENTITY OF HOLDERS OF SENIOR DEBT.

      Upon the request of any holder of Subordinated Debt, the Company shall deliver to such holder a list of all holders of Senior Debt outstanding at such time, providing the name and address of each such holder of Senior Debt and the principal amount of Senior Debt held by each such holder; PROVIDED, however, that, if any holder of Senior Debt shall have appointed an agent or other representative with respect to the Senior Debt held by it, the Company may provide the name and address of such agent or representative in lieu of the name and address of such holder of Senior Debt.

      7.16  AMENDMENTS TO SENIOR CREDIT FACILITY.

      Notwithstanding the other provisions of this Section 0, no amendment to or refinancing, replacement or refunding of the Senior Debt or any agreement or instrument related thereto shall be effective as to the holders of the Subordinated Debt or be entitled to the benefits of this Section 0 without the consent of each holder of Notes to the extent that such amendment, refinancing, replacement or refunding would directly prohibit the Company or any Subsidiary from making scheduled or required payments in respect of the Subordinated Debt in any manner which is not specifically set forth in the Senior Credit Agreement, as in effect on the Closing Date. The holders of the Senior Debt may restrict the right of the Company to make, or prohibit the Company from making, optional prepayments of the Notes in accordance with the provisions of Section 0 or Section 0 or other optional repurchases of the Notes.

8.    INTERPRETATION OF THIS AGREEMENT

      8.1   TERMS DEFINED.

      As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

      ACCEPTABLE CONSIDERATION -- means, with respect to any Transfer of any Property of the Company or any Restricted Subsidiary, cash consideration, promissory notes or such other consideration (or any combination of the foregoing) as is, in each case for the Fair Market Value thereof and in each case in which the value of the Property so Transferred is equal to or greater than One Million Dollars ($1,000,000), determined by the Board of Directors, in its good faith opinion, to be in the best interests of the Company and to reflect the Fair Market Value of such Property.

      ACCEPTABLE REVOLVING CREDIT FACILITY -- means and includes a revolving credit agreement or similar agreement:

            (a) pursuant to which the lender commits to permit the Company, subject to the conditions therein, to obtain from time to time thereunder loans or advances of cash, letters of credit or bankers acceptances and periodically repay the same; and

            (b) the obligations under which are not, by its terms or the terms of any ancillary agreement, expressed to be subordinated in right of payment to any other Debt of the Company or any Subsidiary; and

            (c) the obligations under which are not owing to the Company, any Affiliate or any Subsidiary.

      ACQUIRED BUSINESS -- means and includes, in connection with any computation of Pro Forma Combined Income Available for Fixed Charges, Pro Forma Combined EBITDA or Pro Forma Combined Fixed Charges for any period, any Person (other than an Unrestricted Subsidiary) all the Capital Stock of which or substantially all of the Property of which was acquired by the Company or a Restricted Subsidiary, or which shall have merged into or consolidated with the Company (with the Company being the Surviving Corporation) or which shall have merged with or into or consolidated with a Restricted Subsidiary with the result that the Surviving Corporation became a Restricted Subsidiary, in each case, during such period, if, but only if:

            (a) Consolidated EBITDA, Consolidated Rental Expense and Consolidated Fixed Charges and for such acquired Persons for such Period can be determined on a basis reasonably acceptable to the holders of Notes for such period, and Consolidated Debt and Consolidated Senior Debt for such acquired Persons can be determined on a basis reasonably acceptable to the holders of Notes as at the relevant time of determination; and

            (b) concurrently with any such determination, the Company shall have delivered to the holders of the Notes audited financial statements (to the extent available) and other financial information prepared in accordance with GAAP and reasonably satisfactory to the holders of the Notes with respect to such acquired Person, which financial statements and information demonstrates the basis for such determination to an extent reasonably satisfactory to the holders of the Notes.

      ADJUSTED DEBT -- with respect to any Person, means, without duplication, the liabilities of such Person with respect to:

            (A)   BORROWED MONEY -- borrowed money;

            (B) SECURED LIABILITIES -- borrowed money secured by any Lien existing on Property owned by such Person (whether or not such liabilities have been assumed);

            (C)   CAPITAL LEASES -- Capital Leases of such Person;
      and

            (D) GUARANTEES -- any Guaranty of such Person of any obligation or liability of another Person of obligations of the type listed in clause
      (a) through clause (d) of this definition of Adjusted Debt.

Adjusted Debt shall not include letters of credit, surety bonds or similar instruments.

      AFFILIATE -- means and includes, at any time, each Person (other than a Restricted Subsidiary):

            (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company;

            (b) that beneficially owns or holds ten percent (10%) or more of any class of the Voting Stock of the Company;

            (c) ten percent (10%) or more of the Voting Stock (or in the case of a Person that is not a corporation, ten percent (10%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary; or

            (d) that is an officer or director of the Company or that is an Initial Manager Affiliate;

at such time; PROVIDED, HOWEVER, that none of the Purchasers nor any affiliate of any Purchaser shall be deemed to be an "Affiliate," and no Person holding any one or more of the Notes or Warrants shall be deemed to be an "Affiliate" solely by virtue of the ownership of such securities. As used in this definition:

            CONTROL -- means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      AGREEMENT, THIS -- and references thereto shall mean this Note Agreement as it may from time to time be amended or supplemented.

      ANNEX 3 -- means Annex 3 to the Securities Purchase Agreement.

      APPLICABLE INTEREST LAW -- means any present or future law (including, without limitation, the laws of the State of New York and the United States of America) which has application to the interest and other charges pursuant to this Agreement and the Notes.

      BANK OF AMERICA -- means Bank of America Texas, N.A.

      BOARD OF DIRECTORS -- means, at any time, the board of directors of the Company or any committee thereof that, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

      BORROWING BASE -- means:

            (a) for so long as the Senior Credit Agreement (as amended, renewed or extended) remains in effect, the "Adjusted Borrowing Base," as defined in the Senior Credit Agreement, as in effect on the date hereof, and as set forth on Annex 3 hereto; PROVIDED, HOWEVER, that if clause (b) of the definition of "Adjusted Borrowing Base" in the Senior Credit Agreement is amended (including, without limitation, in connection with a renewal or extension of the Senior Credit Facility) to remove the PACA Adjustment deduction from the "Borrowing Base" (as defined in the Senior Credit Agreement as in contained therein, then such amendment shall be given effect for purposes of calculating the Borrowing Base; and

            (b) thereafter, any substantially similar formulation contained in any other Acceptable Revolving Credit Facility at such time, so long as:

                  (i) if such formulation contains a PACA Adjustment, such
            formulation would yield an amount no higher than the amount calculated in accordance with the definition of "Adjusted Borrowing Base" as set forth in the Senior Credit Agreement, as in effect on the date hereof; and

                  (ii) if such formulation does not contain a PACA Adjustment, such formulation would yield an amount no higher than the amount calculated in accordance with the definition of "Adjusted

            Borrowing Base" as set forth in the Senior Credit Agreement, as in effect on the date hereof but assuming that such definition did not contain a PACA Adjustment;

      and, in either case, which formulation is provided to each holder of the Notes in writing disclosing that the Company intends to use such formulation as the "Borrowing Base."

So long as:

            (i) there has been no bad faith on the part of either the Company or any lender in the preparation of the Borrowing Base Certificate;

            (ii) the Borrowing Base Certificate contains no manifest error;

            (iii) such Borrowing Base Certificate was completed no more than thirty-five (35) days prior to the date of determination; and

            (iv) such Borrowing Base Certificate measures the Borrowing Base as of a date no more than fifty (50) days prior to the date of determination;

then the Borrowing Base at any time shall be deemed to be the amount set forth on the most recent Borrowing Base Certificate delivered to the Senior Agent. In all other cases, the Borrowing Base shall equal the actual Borrowing Base on the date of determination.

      BORROWING BASE CERTIFICATE - for so long as the Senior Credit Agreement (as amended, renewed or extended) remains in effect, has the meaning ascribed to the term "Borrowing Base Report" in the Senior Credit Agreement, as in effect on the date hereof, and as set forth on Annex 3 hereto; and thereafter, means any such similar certificate provided pursuant to the terms of the Acceptable Revolving Credit Facility the borrowing base formulation under which is designated by the Company to be the "Borrowing Base" in compliance with the provisions of the definition of "Borrowing Base."

      BUSINESS DAY -- means a day other than a Saturday, a Sunday or a day on which banks in the State of New York or in the State of Texas are required or permitted by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed.

      CAPITAL LEASE -- means, at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

      CAPITAL STOCK -- means any class of preferred, common or other capital stock, share capital or similar equity interest of a Person including, without limitation, any partnership interest in any partnership or limited partnership and any membership interest in any limited liability company.

      CHANGE IN CONTROL -- means, at any time, an occurrence or circumstance as a result of which individuals who, as of the date of this Agreement, constitute the Board of Directors (for purposes of this definition, the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board of Directors; PROVIDED, HOWEVER, that any individual becoming a director of the Company, subsequent to the date of this Agreement, whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) or other actual or threatened solicitation of proxies or contest by or on behalf of a Person other than the Board of Directors.

      CHANGE IN CONTROL NOTICE EVENT -- means

            (a) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control; or

            (b) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing Date) to the holders of the Common Stock which offer, if accepted by the requisite number of such holders, would result in a Change in Control.

      CHANGE IN CONTROL PAYMENT DATE -- Section 0.

      CLOSING DATE -- means the first date any Notes are sold.

      COMMON STOCK -- means the Common Stock, par value $.01 per share, of the Company.

      COMPANY -- the introductory paragraph.

      CONSOLIDATED ADJUSTED DEBT -- means, at any time, an amount equal to Adjusted Debt of the Company and the Restricted Subsidiaries, determined on a consolidated basis at such time.

      CONSOLIDATED DEPRECIATION EXPENSE -- means, for any Persons for any period, the amount of depreciation and amortization expense of the such Persons, determined on a consolidated basis for such Persons for such period, but only to the extent deducted from revenues of such Persons in the determination of Consolidated Net Income of such Persons for such period.

      CONSOLIDATED EBITDA -- means, for any Persons for any period, the sum of:

            (a)   Consolidated Net Income of such Persons; PLUS

            (b)   Consolidated Interest Expense of such Persons;
      PLUS

            (c)   Consolidated Tax Expense of such Persons; PLUS

            (d)   Consolidated Depreciation Expense of such Persons;

determined in respect of such period.

      CONSOLIDATED FIXED CHARGES -- means, for any Persons for any period, an amount equal to the sum of:

            (a)   Consolidated Interest Expense of such Persons;
      PLUS

            (b)   Consolidated Rental Expense of such Persons;

determined in respect of such period.

      CONSOLIDATED INTEREST EXPENSE -- means, for any Persons for any period, the amount of interest accrued on, or with respect to, interest bearing obligations of such Persons for such period, including, without limitation, amortization of debt discount, imputed interest on Capital Leases and (in the case of the Company) interest on the Notes, determined on a consolidated basis for such period, but, in each case, only to the extent deducted from the revenues of such Persons in the determination of Consolidated Net Income of such Persons for such period.

      CONSOLIDATED NET COMPANY INCOME -- means, for any period, net income of the Company and the Restricted Subsidiaries determined on a consolidated basis for such period, but excluding:

            (a) any gain or net loss (net of any tax effect) arising from the sale of capital assets or any write-up or write-down of assets, other than in the ordinary course of business;

            (b) earnings or losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

            (c) earnings or losses of any Person, substantially all the assets of which have been acquired in any manner by the Company or a Subsidiary, realized by such Person prior to the date of such acquisition;

            (d) earnings or losses of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary shall have an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;

            (e) any portion of the net earnings of any Restricted Subsidiary that for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary or that cannot be freely converted into United States dollars;

            (f) the earnings or losses of any Person to which assets of the Company shall have been sold, transferred or disposed of, or into which the Company shall have merged, prior to the date of such transaction;

            (g) any gain or loss arising from the acquisition of any Securities of the Company or any Restricted Subsidiary;

            (h)   proceeds of any life insurance policy;

            (i) reversal of any extraordinary, unusual or nonrecurring contingency reserves not created during such period; and

            (j)   other extraordinary gains or losses.

      CONSOLIDATED NET INCOME -- means, for the Company and the Restricted Subsidiaries, Consolidated Net Company Income, and for any other Persons for any period, net income of the such Persons determined on a consolidated basis for such period, but excluding:

            (a) any gain or net loss (net of any tax effect) arising from the sale of capital assets or any write-up or write-down of assets, other than in the ordinary course of business;

            (b) earnings or losses of any other Person, substantially all the capital stock or Property of which have been acquired in any manner by such Persons, realized by such other Person prior to the date of such acquisition;

            (c) earnings or losses of any other Person in which such Persons shall have an ownership interest unless such net earnings shall have actually been received by the one or more of such Persons in the form of cash distributions;

            (e) any portion of the net earnings of any of such Persons that for any reason is unavailable for payment of the obligations of such Person or that cannot be freely converted into United States dollars;

            (f) the earnings or losses of any other Person to which assets of any of such Persons shall have been sold, transferred or disposed of, or into which any of such Persons shall have merged, prior to the date of such transaction;

            (g) any gain or loss arising from the acquisition of any Securities of any of such Persons;

            (h)   proceeds of any life insurance policy;

            (i) reversal of any extraordinary, unusual or nonrecurring contingency reserves not created during such period; and

            (j)   other extraordinary gains or losses.

      CONSOLIDATED NET WORTH -- means, at any time, the Net Worth of the Company and the Restricted Subsidiaries determined on a consolidated basis at such time.

      CONSOLIDATED RENTAL EXPENSE -- means, for any Persons for any period, an amount equal to Operating Rental Expense of such Persons, determined on a consolidated basis for such period, but only to the extent deducted from revenues in determining Consolidated Net Income of such Persons for such period.

      CONSOLIDATED SENIOR DEBT -- means, at any time, the amount of Adjusted Debt of the Company and the Restricted Subsidiaries, determined on a consolidated basis at such time, other than the Notes and other than any Adjusted Debt which is not by its terms validly and expressly subordinated to the Subordinated Debt.

      CONSOLIDATED TAX EXPENSE -- means, for any Persons for any period, the amount of tax expense of such Persons in respect of federal and state taxes imposed on or measured by income or excess profits, to the extent, but only to the extent, deducted from revenues of such Persons in determining Consolidated Net Income of such Persons for such period.

      CONSOLIDATED TOTAL ASSETS -- means, at any time, an amount equal to the book value of all assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis at such time.

      CONTROL PERSON -- means

            (a) any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date); or

            (b) related Persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing Date);

PROVIDED, HOWEVER, that an Initial Manager Affiliate or a group constituted entirely of Initial Manager Affiliates shall not be a Control Person so long as, after giving effect to such event which would (if such Initial Manager Affiliate or group of Initial Manager Affiliates were deemed to be Control Persons) otherwise have constituted a Change of Control, at least a majority of the Initial Managers at such time remain employed by the Company having duties commensurate with those of one or more of the Initial Managers immediately prior to such event.

      DEBT -- with respect to any Person, means, without duplication, the liabilities of such Person with respect to:

            (A)   BORROWED MONEY -- borrowed money;

            (B) DEFERRED PURCHASE PRICE OF PROPERTY -- the deferred purchase price of Property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such Property);

            (C) SECURED LIABILITIES -- borrowed money secured by any Lien existing on Property owned by such Person (whether or not such liabilities have been assumed);

            (D)   CAPITAL LEASES -- Capital Leases of such Person;

            (E) LETTERS OF CREDIT -- letters of credit or instruments serving a similar function issued or accepted by banks and other financial institutions for the account of such Person (whether or not representing obligations for borrowed money), other than undrawn trade letters of credit in the ordinary course of business;

            (F)   SWAPS -- Swaps of such Person; and

            (G) GUARANTEES -- any Guaranty of such Person of any obligation or liability of another Person of obligations of the type listed in clause
      (a) through clause (f) of this definition of Debt.

As used in this definition,

            SWAPS -- means, with respect to any Person, obligations with respect to interest rate swaps and currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount thereof. The aggregate net obligation of Swaps at any time shall be the aggregate amount of the obligations of such Person under all Swaps assuming all such Swaps had been terminated by such Person as of the end of the then most recently ended fiscal quarter of such Person. If such net aggregate obligation shall be an amount owing to such Person, then the amount shall be deemed to be Zero Dollars ($0).

Unless the context otherwise requires, "Debt" means Debt of the Company or of a Restricted Subsidiary.

      DEFAULT -- means any event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

      DOL -- means the United States Department of Labor and any successor agency.

      ERISA -- means the Employee Retirement Income Security Act of 1974, as amended from time to time.

      ERISA AFFILIATE -- means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

      EVENT OF DEFAULT -- Section 6.1.

      EXCHANGE ACT -- means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC thereunder.

      EXCLUDED TRANSFERS -- means and includes Transfers referred to in any of clauses (i), (ii), (iii), (iv) or (vi) of Section 0.

      FAIR MARKET VALUE -- means, with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

      FINANCING DOCUMENTS -- means and includes this Agreement, the Securities Purchase Agreement, the Notes, the Warrant Agreement, the Warrant certificates, each Subsidiary Guarantee and the other agreements, certificates and instruments to be executed pursuant to the terms of each of the foregoing, as each may be amended, restated or otherwise modified from time to time.

      FISCAL YEAR END DATE -- means the first Friday in January of each year; PROVIDED, HOWEVER, that if the Company shall elect to change its fiscal year to a calendar year end, the Fiscal Year End Date shall mean December 31 of each such fiscal year.

      FOREIGN PENSION PLAN -- means any plan, fund or other similar program:

            (a) established or maintained outside of the United States of America by the Company or any Restricted Subsidiary primarily for the benefit of the employees (substantially all of whom are aliens not residing in the United States of America) of the Company or such Restricted Subsidiary, which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement; and

            (b)   not otherwise subject to ERISA.

      GAAP -- means accounting principles as promulgated from time to time in statements, opinions and pronouncements by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and in such statements, opinions and pronouncements of such other entities with respect to financial accounting of for-profit entities as shall be accepted by a substantial segment of the accounting profession in the United States.

      GUARANTY -- means with respect to any Person (for the purposes of this definition, the "GUARANTOR") any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by the Guarantor:

            (a) to purchase such indebtedness or obligation or any Property constituting security therefor;

            (b)   to advance or supply funds

                  (i)   for the purchase or payment of such
            indebtedness, dividend or obligation; or

                  (ii) to maintain working capital or other balance sheet
            condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness, dividend or obligation;

            (c) to lease Property or to purchase securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary Obligor to make payment of the indebtedness or obligation; or

            (d) otherwise to assure the owner of the indebtedness or obligation of the Primary Obligor against loss in respect thereof.

For purposes of computing the amount of any Guaranty, in connection with any computation of indebtedness or other liability:

            (i) in each case where the obligation that is the subject of such Guaranty is in the nature of indebtedness for money borrowed it shall be assumed that the amount of the Guaranty is the amount of the direct obligation then outstanding; and

            (ii) in each case where the obligation that is the subject of such Guaranty is not in the nature of indebtedness for money borrowed it shall be assumed that the amount of the Guaranty is the amount (if any) of the direct obligation that is then due.

      INITIAL MANAGER AFFILIATE -- means and includes:

            (a)   any Initial Manager;

            (b) any spouse, child, lineal descendant or sibling of an Initial Manager;

            (c) a trust for the sole benefit of one or more of the spouse, children or lineal descendants of one or more of the Initial Managers, so long as any Person described in clause (a) or (b) above has the right to control such trust;

            (d) upon the death or incompetency of any Initial Manager, the executor, administrator, conservator or other personal representative of the person or Property of such Initial Manager; and

            (e) a corporation, partnership, limited liability company or other similar business entity directly or indirectly controlled by one or more of the Initial Managers.

      INITIAL MANAGERS -- means and includes David I. Sheinfeld,
Thomas M. Hubbard, Steve R. Grinstead, Sheldon I. Stein, Robert
C. Kiehnle, Lawrence Jackson and Colon Washburn.

      INTANGIBLE ASSETS - with respect to any Person, at any time, means the following:

            (a) deferred assets, other than prepaid expenses which are refundable (including, without limitation, insurance and prepaid taxes);

            (b) patents, copyrights, trademarks, trade names, service marks, brand names, franchises, goodwill, experimental expenses and other similar intangibles;

            (c)   unamortized debt discount and expense;

            (d)   contract rights;

            (e)   computer software; and

            (e) all other Property which would be considered to be intangible under GAAP.

      INVESTMENTS -- means all investments, made in cash or by delivery of Property, by the Company and the Subsidiaries:

            (a) in any Person, whether by acquisition of stock, Debt or other obligation or Security, or by loan, guaranty, advance or capital contribution, or otherwise; or

            (b)   in any Property.

      IRC -- means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

      LIEN -- means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property (for purposes of this definition, the "OWNER"), whether such interest is based on the common law, statute or contract, and includes but is not limited to:

            (a) the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and the filing of any financing statement under the Uniform Commercial Code of any jurisdiction, or an agreement to give any of the foregoing;

            (b) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real Property; and

            (c) any interest in any Property held by the Owner evidenced by a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to such Property has been retained by or vested in some other Person for security purposes.

The term "Lien" does not include negative pledge clauses in loan agreements and equal and ratable security clauses in loan agreements.

      MANAGEMENT - means, with respect to any Restricted Subsidiary, means any Senior Officer and any senior officer or director of such Restricted Subsidiary.

      MATERIAL ADVERSE EFFECT -- means, with respect to any event or circumstance (either individually or in the aggregate with all other events and circumstances), an effect caused thereby or resulting therefrom that would be materially adverse as to, or in respect of:

            (a) the business, operations, profits, financial condition or Properties of the Company and the Restricted Subsidiaries, taken as a whole;

            (b) the ability of the Company to perform its obligations under any Financing Document; or

            (c) the validity or enforceability of any of the Financing Documents.

      MAXIMUM LEGAL RATE OF INTEREST -- means the maximum rate of interest that a holder of Notes may from time to time legally charge the Company by agreement and in regard to which the Company would be prevented successfully from raising the claim or defense of usury under the Applicable Interest Law as now or hereafter construed by courts having appropriate jurisdiction.

      MODIFIED PREPAYMENT COMPENSATION AMOUNT -- means, with respect to Prepaid Principal and the date the payment thereof is due, an amount equal to the applicable percentage set out below of the Prepaid Principal:

================================================================================
      IF PREPAYMENT OCCURS DURING
      THE PERIOD SPECIFIED BELOW:           PERCENTAGE OF PREPAID PRINCIPAL:
================================================================================
    From and including May 2, 2001                        3.00%
     to and including May 1, 2002
--------------------------------------------------------------------------------
        On or after May 2, 2002                           0.00%
================================================================================

      MULTIEMPLOYER PLAN -- means any "multiemployer plan" (as defined in section 3(37) of ERISA) in respect of which the Company or any ERISA Affiliate is an "employer" (as such term is defined in section 3 of ERISA).

      NET WORTH -- means, with respect to any Person, at any time, the stockholders' equity of such Person as would be reflected on a balance sheet of such Person prepared in accordance with GAAP at such time.

      NONPAYMENT DEFAULT NOTICE -- Section 0.

      NOTE -- means and includes each 12% Senior Subordinated Note due May 1, 2003 issued pursuant to this Agreement.

      OFFERING MEMORANDUM -- means the confidential offering memorandum, dated March 19, 1998, of BancAmerica Robertson Stephens relating to the offering of the Notes and the Warrants of the Company, together with all exhibits thereto.

      ONTARIO -- means, collectively, Ontario Tree Fruits, Limited, an Ontario corporation; Trio Importing (No. 2) Company, Ltd, an Ontario corporation; 1277649 Ontario Limited, an Ontario corporation; FOSAR, INC., a New Jersey corporation; and SARFOG, INC., a New Jersey corporation.

      OPERATING LEASE -- means, with respect to any Person, any lease other than a Capital Lease.

      OPERATING RENTAL EXPENSE -- means, for any Person for any period, all fixed payments which the lessee is required to make by the terms of any Operating Lease during such period but shall not include amounts required to be paid in respect of maintenance, repairs, income taxes, property taxes, insurance, assessments or other similar charges or additional rentals (in excess of fixed minimums) based upon a percentage of gross receipts.

      PACA -- means the Perishable Agricultural Commodities Act of 1930, as amended from time to time.

      PACA ADJUSTMENT -- means, in connection with the calculation of any borrowing base amount under the Senior Credit Agreement or any Acceptable Revolving Credit Facility, a deduction from such borrowing base formulation for amounts owed to growers of agricultural products that may have statutory rights against certain assets of the Company and the Subsidiaries under PACA or any comparable state law.

      PAYMENT BLOCKAGE PERIOD -- Section 0.

      PAYMENT BLOCKAGE PERIOD TERMINATION DATE -- means, with respect to any Significant Payment Default, the earliest of:

            (a) the date one hundred eighty (180) days after the earlier of:

                  (i) the date upon which the Nonpayment Default Notice was given; and

                  (ii) the date that any Standstill Period arising out of such
            Significant Nonpayment Default commenced;

            (b) the date on which such Significant Nonpayment Default shall have been cured or waived in writing or shall have ceased to exist;

            (c) the date such Payment Blockage Period shall have been terminated by written notice to the Company from the Senior Agent;

            (d) the date of the repayment in full in cash or cash equivalents of the Senior Debt; and

            (e) the date on which any holder or holders of the Senior Debt exercise any Remedies.

      PAYMENT DEFAULT NOTICE -- Section 0.

      PBGC -- means the Pension Benefit Guaranty Corporation, or any other Person succeeding to the duties thereof.

      PERSON -- means an individual, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization, or a government or agency or political subdivision thereof.

      PLAN -- means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding three (3) years, has been established or maintained, or to which contributions are or, within the preceding three (3) years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

      PREPAID PRINCIPAL -- means any portion of the principal amount of the Notes being paid for any reason (including, without limitation, acceleration, optional payment or mandatory payment required because of the occurrence of a contingency) prior to its regularly scheduled maturity date.

      PREPAYMENT COMPENSATION AMOUNT -- at any time, means:

            (a) if such time is on or prior to May 1, 2001, the Standard Prepayment Compensation Amount; and

            (b) if such time is after May 1, 2001, the Modified Prepayment Compensation Amount.

      PRO FORMA ADJUSTED BASIS -- means, with respect to any merger, consolidation or sale of all or substantially all of the Property of the Company, the measurement of any financial test or ratio assuming:

            (a) such merger, consolidation or sale of all or substantially all of the Property of the Company, and all related transactions (including, without limitation, the incurrence of any Debt in connection with any such transaction), occurred on the first day of the relevant measuring period of such financial ratio or test;

            (b) that any such Debt incurred in connection with such transaction which bears interest at a floating rate bore interest throughout such period at the rate in effect on the date of such transaction; and

            (c) that "Consolidated Adjusted Debt," "Consolidated Senior Debt," and "Pro Forma Combined EBITDA" are measured for:

                  (i) the Surviving Corporation and those of its subsidiaries which, had they been Subsidiaries of the Company, would be Restricted Subsidiaries, on a consolidated basis; and

                  (ii) the Company and the Restricted Subsidiaries, on a consolidated basis;

      on a combined basis.

      PRO FORMA BASIS -- means, in connection with the incurrence of any Debt, the measurement of any financial test or ratio assuming:

            (a) such Debt was incurred on the first day of the relevant measuring period of such financial ratio or test; and

                        (B) THAT ANY SUCH DEBT IN CONNECTION WITH SUCH
            TRANSACTION WHICH BEARS INTEREST AT A FLOATING RATE BORE INTEREST THROUGHOUT SUCH PERIOD AT THE RATE IN EFFECT ON THE DATE OF SUCH TRANSACTION.

      PRO FORMA COMBINED EBITDA -- means, for any period, without duplication, the sum of:

            (a)   Consolidated EBITDA of:

                  (i) the Company and the Restricted Subsidiaries for such period; and

                  (ii) each Acquired Business with respect to such period;

      on a pro forma combined basis, assuming that the Acquired Business became an Acquired Business on the first day of such period; PLUS

            (b)   the lesser of:

                   (i) the aggregate amount of transaction expenses incurred in connection with the acquisition by the Company of Ontario, but only to the extent deducted from the revenues of the Company and the Restricted Subsidiaries in the determination of Consolidated Net Company Income of the Company and the Restricted Subsidiaries for such period; and

                  (ii)  One Million Five Hundred Thousand Dollars
            ($1,500,000).

      PRO FORMA COMBINED FIXED CHARGE COVERAGE RATIO -- means, for any period, the ratio of Pro Forma Combined Net Income Available for Fixed Charges to Pro Forma Combined Fixed Charges, determined in each case in respect of such period.

      PRO FORMA COMBINED FIXED CHARGES -- means, for any period, without duplication, Consolidated Fixed Charges of:

            (a) the Company and the Restricted Subsidiaries for such period; and

            (b) each Acquired Business with respect to such period;

on a pro forma combined basis, assuming that the Acquired Business became an Acquired Business on the first day of such period.

      PRO FORMA COMBINED NET INCOME AVAILABLE FOR FIXED CHARGES -- means, for any period, without duplication, the sum of:

            (a)   Pro Forma Combined EBITDA for such period; PLUS

            (b)   Consolidated Rental Expense of:

                  (i) the Company and the Restricted Subsidiaries for such period; and

                  (ii) each Acquired Business with respect to such period;

      on a pro forma combined basis, assuming that the Acquired Business became an Acquired Business on the first day of such period.

      PROPERTY -- means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

      PURCHASERS -- the introductory paragraph.

      REMEDIES -- means and includes, with respect to any Debt (including, without limitation, the Senior Debt and the Subordinated Debt):

            (a) the acceleration of the maturity of any of such Debt;

            (b) the exercise of any put right or other similar right to require the Company or any Subsidiary to repurchase any of such Debt prior to the stated maturity thereof;

            (c) the collection or commencement of proceedings against the Company, any Subsidiary or any other Person obligated on such Debt or any of their respective Property, to enforce or collect any of such Debt;

            (d) taking possession of or foreclosing upon (whether by judicial proceedings or otherwise) any Liens or other collateral security for such Debt; or causing a marshalling of any Property of the Company or any Subsidiary;

            (e) the making of a demand in respect of any Guaranty given by the Company or any Subsidiary of such Debt;

            (f) exercising any other remedies with respect to such Debt or any claim with respect thereto; or

            (g) the taking of any action against the Company, any Subsidiary or any other Person obligated on or for such Debt, or any of their respective assets, pursuant to the terms of the agreements governing such Debt.

      REQUIRED HOLDERS -- means, at any time, the holders of not less than fifty-one percent (51%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Restricted Subsidiary or any Affiliate).

      REQUIRED PRINCIPAL PAYMENT -- Section 0.

      RESTRICTED INVESTMENT -- means, at any time, all Investments except the following:

            (a) Investments in Property (including, without limitation, real Property and interests therein) to be used in the ordinary course of business and current assets arising from the sale of goods and services in the ordinary course of business of the Company and the Subsidiaries;

            (b) Investments in one or more Restricted Subsidiaries or any corporation that concurrently with such Investment becomes a Restricted Subsidiary;

            (c) Investments in direct obligations of the United States of America, any agency thereof or obligations guaranteed by the United States of America, so long as such obligations are backed by the full faith and credit of the United States of America; PROVIDED that such obligations mature within three (3) years from the date of acquisition thereof;

            (d) Investments in any obligation of any state of the United States or municipality thereof given either of the two (2) highest ratings by at least one credit rating agency of recognized national standing and maturing within three (3) years from the date of acquisition;

            (e) Investments in certificates of deposit or banker's acceptances either:

                  (i)   issued by Bank of America; or

                  (ii) given one (1) of the two (2) highest ratings by at least one credit rating agency of recognized national standing, issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating at least Two Hundred Fifty Million Dollars ($250,000,000);

            (f) Investments in money market mutual funds that invest solely in so-called "money market" instruments maturing not more than one year after the acquisition thereof and given one of the two (2) the highest ratings by at least one credit rating agency of recognized national standing and which are properly classified as current assets in accordance with GAAP;

            (g) Investments in commercial paper given either of the two (2) highest ratings by at least one credit rating agency of recognized national standing, that mature not more than two hundred seventy (270) days from the date of creation thereof;

            (h) Investments existing as of the Closing Date and listed on PART 2.2(G) OF ANNEX 3;

            (i) payments made by the Company or any Restricted Subsidiary in the ordinary course of business to growers of fruits or vegetables in consideration of any such grower's promise to:

                  (i) provide such grower's crop (after harvest) to the Company or a Restricted Subsidiary for distribution and sale; and

                  (ii) reimburse the Company or such Restricted Subsidiary for payment from the proceeds of the sale by the Company or such Restricted Subsidiary of such crop;

      and

            (j) Investments made after the Closing Date not otherwise permitted in an aggregate amount not to exceed Two Million Dollars ($2,000,000).

Investments shall be valued at cost less any net return of capital through the sale or liquidation thereof or other return of capital thereon.

      RESTRICTED PAYMENT -- means and includes:

            (a) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock or Rights of the Company (including, without limitation, the Common Stock), now or hereafter outstanding, except a dividend payable solely in shares of Specified Stock of the Company;

            (b) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock or Rights of any Restricted Subsidiary, now or hereafter outstanding, except:

                  (i)   a dividend payable solely in shares of
            Specified Stock of such Restricted Subsidiary; or

                  (ii) to the extent that such dividend or distribution is,
            directly or indirectly, payable to the Company;

            (c) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of Capital Stock or Rights of the Company now or hereafter outstanding (other than, in the case of Rights, the retirement of such rights by virtue of the exercise or conversion thereof into Common Stock);

            (d) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of Capital Stock or Rights of any Restricted Subsidiary now or hereafter outstanding, except to the extent that such redemption, retirement, purchase or other acquisition is made from, and the payment in respect of such redemption, retirement, purchase or other acquisition is paid, directly or indirectly, to the Company; and

            (e) any payment, whether in respect of principal, premium, interest, fees, expenses or otherwise, in respect of, or any redemption, retirement, purchase or other acquisition, direct or indirect, of, any Debt owed by the Company to any Affiliate.

      RESTRICTED SUBSIDIARY -- means, at any time, a Subsidiary:

            (a) that as of the Closing Date has been designated on Annex 3 as a "Restricted Subsidiary" or, after the Closing Date and pursuant to Section 0, has been designated as a "Restricted Subsidiary";

            (b) organized under the laws of the United States of America or any jurisdiction thereof, Canada, any nation which is a member of the European Economic Community or Mexico;

            (c) that conducts substantially all of its business and has substantially all of its tangible Property within the United States of America, Canada, any nation of the European Common Market or Mexico; and

            (d) at least fifty percent (50%) (by number of votes) of each class of the Voting Stock of which is legally and beneficially owned by any one or more of the Company and its Wholly-Owned Restricted Subsidiaries;

at such time.

      RESTRICTED SUBSIDIARY STOCK -- Section 0.

      RIGHT -- means and includes:

            (a) any warrant (including, without limitation, any Warrant) or any option (including, without limitation, employee stock options) to acquire Common Stock;

            (b) any right issued to holders of the Common Stock, or any class thereof, permitting the holders thereof to subscribe to shares of Common Stock or Rights (pursuant to a rights offering or otherwise);

            (c) any right to acquire Common Stock pursuant to the provisions of any Security convertible or exchangeable into Common Stock; and

            (d) any similar right permitting the holder thereof to subscribe for or purchase shares of Common Stock.

      SALE-LEASEBACK TRANSACTIONS -- means transactions or series of related transactions in which the Company or a Restricted Subsidiary sells any of its Property to any Person (other than to the Company or to a Restricted Subsidiary) and concurrently with, or after, such sale or transfer, rents or leases as lessee such Property so sold from such Person.

      SEC -- means, at any time, the Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.

      SECURITIES ACT -- means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

      SECURITIES PURCHASE AGREEMENT -- means, collectively, each of the Securities Purchase Agreements, dated as of May 4, 1998, between the Company and each of the Purchasers, relating to the offering and sale of the Notes and the Warrants.

      SECURITY -- means "security" as defined by section 2(1) of the Securities Act.

      SENIOR AGENT -- means, until the Company shall have delivered any contrary written direction to the holders of the Notes, Bank of America, and thereafter, any one agent or lender in respect of any Senior Credit Facility, or a representative of either, designated in writing to each holder of Notes by the Company as being the "Senior Agent".

      SENIOR CREDIT AGREEMENT -- means the Restated Business Loan Agreement, dated February 2, 1998, between the Company and Bank of America, as amended to the date hereof and as thereafter amended in compliance with the provisions of
Section 0.

      SENIOR CREDIT FACILITY -- means and includes:

            (a)   the Senior Credit Agreement; and

            (b) any revolving credit agreement or agreement, any agreement or agreements in respect of long-term Debt for borrowed money, extended by banks or other institutional lenders (and excluding, without limitation, Capital Leases and other forms of credit not in the nature of Debt for borrowed money) designated in writing as such by the Company to the holders of the Notes.

      SENIOR DEBT -- means and includes all obligations, liabilities and indebtedness of the Company now or hereafter existing, whether fixed or contingent, and whether for principal, interest (including interest accruing after the filing of a petition under the Bankruptcy Code, to the extent allowed), fees, expenses, indemnification or otherwise, in respect of:

            (a) any Acceptable Revolving Credit Facility, in an aggregate amount for all such Acceptable Revolving Credit Facilities not exceeding at any time of incurrence or creation thereof, the greater of:

                  (i)   Fifty Million Dollars ($50,000,000); and

                  (ii)  the Borrowing Base; and

            (b) any other Debt for borrowed money or Capital Leases of the Company (including, without limitation, additional Debt for in respect of an Acceptable Revolving Credit Facility); PROVIDED, HOWEVER, that "Senior Debt" referred to in this clause (b) shall not include:

                  (i) Debt that, by its terms or the terms of any ancillary
            agreement with the
            holders of such Debt, is expressed to be subordinated in right of payment to any other Debt of the Company or any Subsidiary;

                  (ii) Debt owing to the Company, any Affiliate or any Subsidiary; or

                  (iii) any such other Debt the incurrence or creation thereof would have caused the Company not to be in compliance with any provision of Section 0, if the financial ratio tests set forth in each of Section 0 through Section 0, inclusive, were tested immediately after, and after giving effect to, the incurrence of such Debt, assuming that:

                        (A) the entire amount of such Debt was included in both
                  Consolidated Adjusted Debt and Consolidated Senior Debt and was considered outstanding in computing Consolidated Net Worth as of the date of incurrence thereof; and

                        (B) for purposes of computing Consolidated Interest
                  Expense for any relevant period, the entire amount of such Debt was incurred as of the first day of such period, remained outstanding throughout such period and bore interest at the rate in effect on the date of determination.

      SENIOR FINANCIAL OFFICER -- means any one of the chief financial officer, the treasurer and the principal accounting officer of the Company.

      SENIOR OFFICER -- means any one of the chairman of the board of directors, the president, the chief executive officer, the chief operating officer and the chief financial officer of the Company.

      SENIOR PAYMENT DEFAULT -- Section 0.

      SIGNIFICANT NONPAYMENT DEFAULT -- means and includes any event of default under any Senior Credit Facility in respect of the failure of the Company to comply with any material covenant or agreement therein.

      SPECIAL PREPAYMENT COMPENSATION AMOUNT - means, with respect to Prepaid Principal prepaid in connection with a Special Prepayment Event and the Special Prepayment Date, the Standard Prepayment Compensation Amount as calculated with respect thereto; PROVIDED, HOWEVER, that in calculating the Present Value of the Prepaid Cash Flows, a discount rate PER ANNUM determined with respect to such Prepaid Principal and the Special Prepayment Date, equal to the sum of:

            (a)   four percent (4.00%) per annum; PLUS

            (b) the PER ANNUM percentage rate (rounded to the nearest three (3) decimal places) equal to the bond equivalent yield to maturity derived from the Bloomberg Rate, or if the Bloomberg Rate is not then available, the Applicable H.15 Rate, determined as of the date that is two (2) Business Days prior to such Special Prepayment Date;

divided by two (2), and a discount period of six (6) months of thirty (30) days each, shall be used.

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      Terms used in this definition and defined in the definition of "Standard
Prepayment Compensation Amount" have the respective meanings ascribed to such terms therein.

      SPECIAL PREPAYMENT DATE -- means the date of the consummation of any Special Prepayment Event.

      SPECIAL PREPAYMENT EVENT -- means the incurrence by the Company of any Debt in connection with a Specified Acquisition, on the date of such Specified Acquisition or within ninety (90) days thereafter, the proceeds of which Debt are applied on the date of the incurrence thereof to:

            (a)   either:

                  (i) pay a portion of the purchase price of such Specified Acquisition;

                  (ii) refinance all or a portion of the Debt of the acquired
            Person assumed in connection with such Specified Acquisition; or

                  (iii) some combination of the uses specified in the immediately preceding clauses (i) and (ii);

      so long as a significant portion of the sum of the purchase price and the amount of such assumed Debt of the acquired Person so refinanced are paid with the proceeds of such newly incurred Debt; and

            (b) to fund all or a substantial portion of the prepayment of all of the Notes in accordance with Section 0.

      SPECIFIED ACQUISITION -- means and includes the acquisition by the Company or any Restricted Subsidiary of all or substantially all of the Property of or all or substantially all of the of the Capital Stock of, or the merger or consolidation of the Company or a Restricted Subsidiary with or into, any, all or any combination of those Persons previously specified to you in writing by the Company as being potential acquisition targets, or any holding company all or substantially all of the Property of which comprises all or substantially all of the Capital Stock of any of them.

      SPECIFIED STOCK -- means and includes, with respect to any Person:

            (a)   its common stock; and

            (b)   any class of its Capital Stock which:

                  (i) does not, pursuant to its terms or the terms of any
            ancillary agreement or document, require the Company or any Subsidiary to redeem all or any portion thereof at any time, whether or not conditioned upon the happening of a contingency, prior to September 1, 2003; and

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                  (ii) does not, pursuant to its terms or the terms of any
            ancillary agreement or document, confer upon the holders thereof any right in respect of the failure of such Person to pay any dividend in respect thereof (other than cumulation of such dividends or the right to nominate or otherwise select or participate in the selection of one or more directors of such Person).

When used herein without reference to a particular Person, the term "Specified Stock" means Specified Stock of the Company.

      STANDARD PREPAYMENT COMPENSATION AMOUNT -- means, with respect to Prepaid Principal and the date the payment thereof is due (the "PAYMENT DATE") an amount equal to the excess (if any) of the Present Value of the Prepaid Cash Flows over the amount of such Prepaid Principal, determined in respect of such Prepaid Principal as of such Payment Date. As used in this definition:

            PRESENT VALUE OF THE PREPAID CASH FLOWS -- means the sum of the present values of the then remaining scheduled payments of principal and interest that would have been payable in respect of such Prepaid Principal but that are no longer payable as a result of the early payment of such Prepaid Principal. In determining such present values:

                  (i) the amount of interest accrued through and including the day immediately preceding such Payment Date on such Prepaid Principal since the scheduled interest payment date immediately preceding such Payment Date shall be deducted from the first of such payments of interest; and

                  (ii) a discount rate PER ANNUM equal to the Make-Whole
            Discount Rate determined with respect to such Prepaid Principal and such Payment Date DIVIDED by two (2), and a discount period of six
            (6) months of thirty (30) days each, shall be used.

            MAKE-WHOLE DISCOUNT RATE -- means the sum of:

                  (i)   two and one-half percent (2.50%) PER ANNUM;
            PLUS

                  (ii) the PER ANNUM percentage rate (rounded to the nearest three (3) decimal places) equal to the bond equivalent yield to maturity derived from the Bloomberg Rate, or if the Bloomberg Rate is not then available, the Applicable H.15 Rate, determined as of the date that is two (2) Business Days prior to such Payment Date.

            APPLICABLE H.15 -- means, at any time, the United States Federal Reserve Statistical Release H.15(519) then most recently published and available to the public, or if such publication is not available, then any other source of current information in respect of interest rates on securities of the United States of America that is generally available and, in the judgment of the Required Holders, provides information reasonably comparable to the H.15(519) report.

            APPLICABLE H.15 RATE -- means, at any time, the then most current annual yield to maturity

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      of the hypothetical United States Treasury obligation listed in the
      Applicable H.15 with a Treasury Constant Maturity (as such term is defined in such Applicable H.15) equal to the Weighted Average Life to Maturity of such Prepaid Principal. If no such United States Treasury obligation with a Treasury Constant Maturity corresponding exactly to such Weighted Average Life to Maturity is listed, then the yields for the two (2) then most current hypothetical United States Treasury obligations with Treasury Constant Maturities most closely corresponding to such Weighted Average Life to Maturity (one (1) with a longer maturity and one (1) with a shorter maturity, if available) shall be calculated pursuant to the immediately preceding sentence and the Make-Whole Discount Rate shall be interpolated or extrapolated from such yields on a straight-line basis.

            BLOOMBERG RATE -- means the PER ANNUM yield reported on the Bloomberg Financial Markets System at 10:00 a.m. (New York time) on the second (2nd) Business Day preceding such Payment Date for United States government securities having a maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of such Prepaid Principal. Page USD shall be used as the source of such yields, or if not then available, such other screen available on the Bloomberg Financial Markets System as shall, in the opinion of the Required Holders, provide equivalent information.

            TREASURY CONSTANT MATURITY -- has the meaning specified in the Applicable H.15.

            WEIGHTED AVERAGE LIFE TO MATURITY -- means the number of years (calculated to the nearest one-twelfth (1/12th)) obtained by DIVIDING the Remaining Dollar-Years of such Prepaid Principal by such Prepaid Principal, determined as of such Payment Date.

            REMAINING DOLLAR-YEARS -- means the result obtained by:

                  (a) MULTIPLYING, in the case of each then remaining scheduled payment of principal that would have been payable in respect of Prepaid Principal but is no longer payable as a result of the payment of such Prepaid Principal;

                        (i)   an amount equal to such scheduled
                  payment of principal; by

                        (ii) the number of years (calculated to the nearest
                  one-twelfth) that will elapse between such Payment Date and the date such scheduled principal payment would be due if such Prepaid Principal had not been so prepaid; and

                  (b) calculating the sum of each of the products obtained in the preceding subsection (a).

      STANDSTILL PERIOD -- Section 0.

      SUBSIDIARY -- means a corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) (by number of votes) of each class of Voting Stock.

      SUBSIDIARY GUARANTEE -- Section 0.

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      SUBSIDIARY GUARANTOR -- means and includes, for so long as such Subsidiary is required to maintain a Subsidiary Guarantee pursuant to Section 0, each Subsidiary identified on PART 2.3(C) OF ANNEX 3 and each other Subsidiary required to enter into a Subsidiary Guaranty pursuant to Section 0.

      SUBORDINATED DEBT -- means and includes all obligations, liabilities and indebtedness of the Company now or hereafter existing, whether fixed or contingent, and whether for principal, interest (including interest accruing after the filing of a petition under the Bankruptcy Code, to the extent allowed), fees, expenses, indemnification or otherwise, in respect of this Agreement and the Notes.

      SURVIVING CORPORATION -- Section 0.

      TANGIBLE PROPERTY -- means productive Property other than Intangible Assets for use in the conduct of the business of the Company and the Restricted Subsidiaries; PROVIDED, HOWEVER, that:

            (a) in the event that the Company or any Restricted Subsidiary acquires (by purchase of shares of Capital Stock, merger, consolidation or otherwise) any Person, the entire purchase price for such Person shall be deemed to have been expended upon "Tangible Property" so long as the sum, without duplication, of:

                  (i) all goodwill and other amounts attributable to the excess of acquisition cost over the book value of the acquired Person as a result of such acquisition; PLUS

                  (ii) the book value of all Intangible Assets of such acquired Person;

      does not exceed twenty-five percent (25%) of the purchase price thereof; and

            (b) in the event of a purchase of a group of Property in a single or group of related transactions, not more than ten percent (10%) of the purchase price thereof shall be attributable to Intangible Assets.

      TRANSFERS -- means and includes, with respect to any Property, any sales, leases, transfers or other dispositions of such Property; the term "TRANSFER," when used as a verb with respect to any Property, means to sell, lease as lessor, transfer or otherwise dispose of such Property; and the term "TRANSFERRED" has a correlative meaning.

      UNRESTRICTED SUBSIDIARY -- means any Subsidiary that is not a Restricted Subsidiary.

      VOTING STOCK -- means, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time any stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), and, in the case of the Company, shall include the Common Stock. Except as otherwise provided, references herein to "Voting Stock" shall mean Voting Stock of the Company.

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
      WARRANT -- means each warrant to purchase Common Stock issued pursuant to the Warrant Agreement.

      WARRANT AGREEMENT -- means the Warrant Agreement, dated as of May 4, 1998 among the Company and the Purchasers, pursuant to which the Warrants were issued.

      WHOLLY-OWNED RESTRICTED SUBSIDIARY -- means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the equity Securities (except directors' qualifying shares and except, in the case of 1277649 Ontario Limited, an Ontario corporation, its exchangeable common stock exchangeable on a one-for-one basis into shares of the Common Stock, issued to the sellers of Ontario) and Voting Stock of which are owned by any one or more of the Company and the Company's other Wholly-Owned Restricted Subsidiaries at such time.

      8.2   ACCOUNTING PRINCIPLES.

            (A) GENERALLY. Unless otherwise provided herein, all financial statements delivered in connection herewith will be prepared in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation is required to be made for any purpose hereunder, it shall be done in accordance with GAAP; PROVIDED, HOWEVER, that if any term defined herein includes or excludes amounts, items or concepts that would not be included in or excluded from such term if such term were defined with reference solely to GAAP, such term will be deemed to include or exclude such amounts, items or concepts as set forth herein.

            (B) CONSOLIDATION. Whenever accounting amounts of a group of Persons are to be determined "on a consolidated basis" it shall mean that, as to balance sheet amounts to be determined as of a specific time, the amount that would appear on a consolidated balance sheet of such Persons prepared as of such time, and as to income statement amounts to be determined for a specific period, the amount that would appear on a consolidated income statement of such Persons prepared in respect of such period, in each case with all transactions among such Persons eliminated, and prepared in accordance with GAAP except as otherwise required hereby.

            (C) CURRENCY. With respect to any determination, consolidation or accounting computation required hereby, any amounts not denominated in the currency in which this Agreement specifies shall be converted to such currency in accordance with the requirements of GAAP (as such requirements relate to such determination, consolidation or computation) and, if no such requirements shall exist, converted to such currency in accordance with normal banking procedures, at the closing rate as reported in THE WALL STREET JOURNAL published most recently as of the date of such determination, consolidation or computation or, if no such quotation shall then be available, as quoted on such date by any bank or trust company reasonably acceptable to the Required Holders.

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      8.3   DIRECTLY OR INDIRECTLY.

      Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

      8.4   SECTION HEADINGS AND TABLE OF CONTENTS AND
CONSTRUCTION.

            (A) SECTION HEADINGS AND TABLE OF CONTENTS, ETC. The titles of the Sections of this Agreement and the Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision. References to Sections are, unless otherwise specified, references to Sections of this Agreement. References to Annexes and Exhibits are, unless otherwise specified, references to Annexes and Exhibits attached to this Agreement.

            (B) CONSTRUCTION. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants. The word "or," as used herein, is not exclusive.

      8.5   GOVERNING LAW.

      THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. IN ADDITION, THE PARTIES HERETO SELECT, TO THE EXTENT THEY MAY LAWFULLY DO SO, THE INTERNAL LAWS OF THE STATE OF NEW YORK AS THE APPLICABLE INTEREST LAW.

      8.6   GENERAL INTEREST PROVISIONS.

            (A) INTEREST IN RESPECT OF THE NOTES. It is the intention of the Company and the Purchasers to conform strictly to the Applicable Interest Law. Accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Agreement or in the Notes, the aggregate of all interest, and any other charges or consideration constituting interest under the Applicable Interest Law that is taken, reserved, contracted for, charged or received pursuant to this Agreement or the Notes shall under no circumstances exceed the maximum amount of interest allowed by the Applicable Interest Law. If any such excess interest is ever charged, received or collected on account of or relating to this Agreement and the Notes (including any charge or amount which is not denominated as "interest" but is legally deemed to be interest under Applicable Interest
      Law), then in such event:

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
                  (i)   the provisions of this Section 0 shall
            govern and control;

                  (ii) the Company shall not be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the Applicable Interest Law;

                  (iii) any excess shall be deemed a mistake and cancelled
            automatically and, if theretofore paid, shall be credited to the principal amount of the Notes by the holders thereof, and if the principal balance of the Notes is paid in full, any remaining excess shall be forthwith paid to the Company; and

                  (iv) the effective rate of interest shall be automatically subject to reduction to the Maximum Legal Rate of Interest.

      If at any time thereafter, the Maximum Legal Rate of Interest is increased, then, to the extent that it shall be permissible under the Applicable Interest Law, the Company shall forthwith pay to the holders of the Notes, on a PRO RATA basis, all amounts of such excess interest that the holders of the Notes would have been entitled to receive pursuant to the terms of this Agreement and the Notes had such increased Maximum Legal Rate of Interest been in effect at all times when such excess interest accrued. To the extent permitted by the Applicable Interest Law, all sums paid or agreed to be paid to the holders of the Notes for the use, forbearance or detention of the indebtedness evidenced thereby shall be amortized, prorated, allocated and spread throughout the full term of the Notes.

            (B) EFFECT OF ISSUANCE OF NOTES TOGETHER WITH WARRANTS. The Company and the Purchasers agree, to the extent permitted by the Applicable Interest Law, that, for purposes of computing the interest in respect of the Notes under the Applicable Interest Law:

                  (i) the aggregate purchase price of the Notes shall equal the difference of:

                        (A)   the initial aggregate principal amount
                  of the Notes; and

                        (B) the amount of original issue discount attributable
                  to the Notes in respect of the issuance of the Warrants together with the Notes;

                  (ii) the amount of original issue discount attributable to the
            Notes in respect of the issuance of the Warrants shall be deemed to be the purchase price of the Warrants;

                  (iii) the Warrants and the Notes shall be deemed to have been separately issued for the respective purchase prices set forth above; and

                  (iv) no portion of the return, if any, to the holders of the
            Warrants in respect of their investment therein shall be deemed to be interest in respect of the Notes.

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
9.    MISCELLANEOUS

      9.1   COMMUNICATIONS.

            (A) METHOD; ADDRESS. All communications hereunder or under the Notes shall be in writing and shall be delivered either by nationwide overnight courier or by facsimile transmission (confirmed by delivery by nationwide overnight courier sent on the day of the sending of such facsimile transmission). Communications to the Company shall be addressed as set forth on Annex 2, or at such other address of which the Company shall have notified each holder of Notes. Communications to the holders of the Notes shall be addressed as set forth on Annex 1 by such holder, or at such other address of which such holder shall have notified the Company (and the Company shall record such address in the register for the registration and transfer of Notes maintained pursuant to Section 0).

            (B) WHEN GIVEN. Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) or received by the telecopy machine of the recipient. Any communication not so addressed and delivered shall be ineffective.

            (C) SERVICE OF PROCESS. Notwithstanding the foregoing provisions of this Section 0, service of process in any suit, action or proceeding arising out of or relating to this agreement or any document, agreement or transaction contemplated hereby, or any action or proceeding to execute or otherwise enforce any judgment in respect of any breach hereunder or under any document or agreement contemplated hereby, shall be delivered in the manner provided in Section 0(c).

      9.2   REPRODUCTION OF DOCUMENTS.

      This Agreement and all documents relating hereto, including, without limitation, consents, waivers and modifications that may hereafter be executed, documents received by any holder at the closing of its purchase of the Notes (except the Notes themselves and Warrants), and financial statements, certificates and other information previously or hereafter furnished to any holder of Notes, may be reproduced by the Company or any holder of Notes by any photographic, photostatic, microfilm, micro-card, miniature photographic, digital or other similar process and each holder of Notes may destroy any original document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Company or such holder of Notes in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. Nothing in this
Section 0 shall prohibit the Company or any holder of Notes from contesting the accuracy or validity of any such reproduction.

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      9.3   SURVIVAL; ENTIRE AGREEMENT.

      All warranties, representations, certifications and covenants contained herein, in the Securities Purchase Agreement or in any certificate or other instrument delivered hereunder shall be considered to have been relied upon by the other parties hereto and shall survive the delivery to any holder of Notes regardless of any investigation made by or on behalf of any party hereto. All statements in any certificate or other instrument delivered pursuant to the terms hereof or of the Securities Purchase Agreement shall constitute warranties and representations hereunder. All obligations hereunder (other than payment of the Notes, but including, without limitation, reimbursement obligations in respect of costs, expenses and fees) shall survive the payment of the Notes and the termination hereof. Subject to the preceding sentence, this Agreement, the Notes and the other Financing Documents embody the entire agreement and understanding among the Company and the Purchasers, and supersede all prior agreements and understandings, relating to the subject matter hereof.

      9.4   SUCCESSORS AND ASSIGNS.

      This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder whether or not an express assignment to such holder of rights hereunder shall have been made by any predecessor holder. Anything contained in this Section 0 notwithstanding, but subject to Section 0, the Company may not assign any of its respective rights, duties or obligations hereunder or under any of the other Financing Documents without the prior written consent of all holders of Notes. For purposes of the avoidance of doubt, any holder of a Note shall be permitted to pledge or otherwise grant a Lien in and to such Note (including, without limitation, pledging such Note to a trustee for the benefit of certain secured noteholders pursuant to documents relating to the financing of such holder or to one or more banks or other institutions providing financing in connection with the purchase by such holder of such
Note); PROVIDED, HOWEVER, that any such pledgee or holder of a Lien shall not be considered a holder hereunder until it shall have foreclosed upon such Note in accordance with applicable law and informed the Company, in writing, of the same.

      9.5   AMENDMENT AND WAIVER.

            (A) REQUIREMENTS. This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and the Required Holders; PROVIDED, HOWEVER, that no such amendment or waiver shall, without the written consent of the holders of all Notes (exclusive of Notes held by the Company, any Subsidiary or any Affiliate) at the time outstanding;

                  (i) change the amount or time of any prepayment or payment of principal or Prepayment Compensation Amount or the rate or time of payment of interest;

                  (ii) amend or waive the provisions of Section 0, Section 0,
            Section 0 or Section 0, or amend or waive any defined term to the extent used therein;

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
                  (iii) amend or waive the definition of "Required Holders" or otherwise amend the percentage of Notes required to be held by holders of Notes consenting to any action under this Agreement;

                  (iv) amend or waive this Section 0 or amend or waive any
            defined term to the extent used herein.

      The holder of any Note may specify that any such written consent executed by it shall be effective only with respect to a portion of the Notes held by it (in which case it shall specify, by dollar amount, the aggregate principal amount of Notes with respect to which such consent shall be effective) and in the event of any such specification such holder shall be deemed to have executed such written consent only with respect to the portion of the Notes so specified.

            No amendment, supplement or modification of the provisions of
      Section 0, or any defined term to the extent used therein, shall be effective as to any holder of Senior Debt who has not consented to such amendment, supplement or modification.

            (B)   SOLICITATION OF NOTEHOLDERS.

                  (I) SOLICITATION. Each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be provided by the Company with all material information provided by the Company to any other holder of Notes with respect to any proposed waiver or amendment of any of the provisions hereof or the Notes. Executed or true and correct copies of any amendment or waiver effected pursuant to the provisions of this Section 0 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which such amendment or waiver becomes effective.

                  (II) PAYMENT. The Company shall not, nor shall any Restricted
            Subsidiary or Affiliate, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to the holders of all Notes then outstanding.

                  (III) SCOPE OF CONSENT. Any amendment or waiver made pursuant to this Section 0 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Restricted Subsidiary or any Affiliate and has provided or has agreed to provide such amendment or waiver as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted that would not have been or would not be so effected or granted but for such amendment or waiver (and the amendments or waivers of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

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            (C) BINDING EFFECT. Except as provided in Section 0, any amendment or waiver consented to as provided in this Section 0 shall apply equally to all holders of Notes and shall be binding upon them and upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

      9.6   EXPENSES.

            (A) AMENDMENTS AND WAIVERS. The Company shall pay when billed the reasonable costs and expenses (including reasonable attorneys' fees) incurred by the holders of the Notes in connection with the consideration, negotiation, preparation or execution of any amendments, waivers, consents, standstill agreements and other similar agreements with respect to this Agreement or any other Financing Document (whether or not any such amendments, waivers, consents, standstill agreements or other similar agreements are executed).

            (B) RESTRUCTURING AND WORKOUT, INSPECTIONS. At any time when a Default or Event of Default exists, the Company shall pay when billed the reasonable costs and expenses (including reasonable attorneys' fees and the fees of professional advisors) incurred by the holders of the Notes in connection with the assessment, analysis or enforcement of any rights or remedies that are or may be available to the holders of Notes, including, without limitation, in connection with inspections made pursuant to
      Section 0; PROVIDED, HOWEVER, that at all other times inspections will be at the expense of the inspecting holder of Notes.

            (C) COLLECTION. If the Company shall fail to pay when due any principal of, or Prepayment Compensation Amount or interest on, any Note, the Company shall pay to each holder of Notes, to the extent permitted by law, such amounts as shall be sufficient to cover the costs and expenses, including but not limited to reasonable attorneys' fees, incurred by such holder in collecting any sums due on such Note.

      9.7   WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION; ETC.

            (A) WAIVER OF JURY TRIAL. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS
      CONTEMPLATED HEREBY.

            (B) CONSENT TO JURISDICTION. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH UNDER THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY MAY BE BROUGHT BY SUCH PARTY IN

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      ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK CITY, NEW YORK, OR ANY NEW
      YORK STATE COURT LOCATED IN NEW YORK CITY, NEW YORK AS SUCH PARTY MAY IN ITS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE NON-EXCLUSIVE IN PERSONAM JURISDICTION OF EACH SUCH COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT IN ANY PROCEEDING BEFORE ANY TRIBUNAL, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE IN PERSONAM JURISDICTION OF ANY SUCH COURT. IN ADDITION, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY BROUGHT IN ANY SUCH COURT, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

            (C) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY AGREES THAT PROCESS PERSONALLY SERVED OR SERVED BY U.S. REGISTERED MAIL AT THE ADDRESSES PROVIDED HEREIN FOR NOTICES SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER OR UNDER ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY COMMERCIAL DELIVERY SERVICE.

            (D) OTHER FORUMS. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY HOLDER OF NOTES TO SERVE ANY WRITS, PROCESS OR SUMMONSES IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE COMPANY IN SUCH OTHER JURISDICTION, AND IN SUCH OTHER MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

      9.8   EXECUTION IN COUNTERPART.

      This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

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      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by one of its duly authorized officers or representatives.

                                          FRESH AMERICA CORP.



                                         By:______________________________
                                                 Name:
                                                Title:

                                          JOHN HANCOCK MUTUAL LIFE
                                          INSURANCE COMPANY



                                         By:______________________________
                                                 Name:
                                                Title:


                                          JOHN HANCOCK VARIABLE LIFE
                                          INSURANCE COMPANY



                                         By:______________________________
                                                 Name:
                                                Title:

                                          SIGNATURE (1A) CAYMAN, LTD.
                                          By:   John Hancock Mutual Life
                                                Insurance Company,
                                                Portfolio Advisor


                                         By:______________________________
                                                 Name:
                                                Title:


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